[CLIFFORD CHANCE GRAPHIC OMITTED]

                           SOCIETE D'EXERCICE LIBERAL D'AVOCATS A FORME ANONYME











                         INSIGNIA FINANCIAL GROUP, INC.

                             INSIGNIA FRANCE SARL /

                         JEAN CLAUDE BOURDAIS AND OTHERS


                -------------------------------------------------

                            SHARE PURCHASE AGREEMENT

                -------------------------------------------------

                                    CONTENTS



CLAUSE                                                                                          PAGE
1.     DEFINITIONS AND INTERPRETATION..............................................................4

       SECTION 1 - SALE AND PURCHASE..............................................................13

2.     SALE AND PURCHASE OF THE SHARES............................................................13

3.     PURCHASE PRICE.............................................................................14

4.     COMPLETION.................................................................................24

       SECTION 2 - REPRESENTATIONS AND WARRANTIES.................................................30

5.     REPRESENTATIONS AND WARRANTIES OF THE SELLERS..............................................30

6.     OTHER OBLIGATIONS OF THE SELLERS...........................................................49

7.     REPRESENTATIONS AND WARRANTIES OF THE BUYER................................................53

       SECTION 3 - INDEMNIFICATION................................................................69

8.     INDEMNIFICATION............................................................................59

9.     FLOOR, THRESHOLD AND CEILING...............................................................61

10.    DURATION OF INDEMNIFICATION................................................................62

11.    NOTIFICATION PROCEDURE AND PAYMENT OF THE INDEMNITY........................................63

12.    GUARANTEE FOR THE OBLIGATIONS OF THE SELLERS...............................................64

13.    EXEMPTIONS.................................................................................64

       SECTION 4 - MISCELLANEOUS..................................................................65

14.    MISCELLANEOUS..............................................................................65


                            SHARE PURCHASE AGREEMENT



BETWEEN:

Insignia France SARL, a "societe a responsabilite limitee" incorporated in France, whose registered office is at 112 avenue Kleber, 75116 Paris, registered with the Commerce and Companies Registry of Paris under number 439 966 805, represented by Mr Alan C. Froggatt, duly authorised for the purposes hereof by a resolution of the shareholders dated 30 November 2001, a copy of which is set forth in Schedule A,

(hereinafter the "BUYER")

Insignia Financial Group, Inc., incorporated in the State of Delaware, USA, whose principal office is at 200 Park Avenue, New York, NY 10166, USA, represented by Mr Alan C. Froggatt, duly authorised for the purposes hereof by a resolution of the board of directors dated 30 November 2001, a copy of which is set forth in Schedule A,

(hereinafter "IFG")

                                                               OF THE FIRST PART

AND:

     1. Monsieur JEAN CLAUDE BOURDAIS, born on 7 June 1942, in Tours (37), residing at 82, rue de Longchamp, Neuilly-sur-Seine, married with Francoise Sclafer under community property marriage contract,

          (hereinafter "JCB")

                                                              OF THE SECOND PART

     2. Monsieur PATRICK BOURDAIS, born on 10 May 1969, in Paris, residing at Allee de l'Emeindras, Saint-Ismier 38320, married with Valerie Taboni under community property marriage contract,

          (hereinafter "MONSIEUR PATRICK BOURDAIS")

                                                               OF THE THIRD PART

     3. Monsieur OLIVIER BOURDAIS, born on 10 November 1971, in Paris, residing at 82 rue de Longchamp, Neuilly Sur Seine, married with Anja Hausmann under community property marriage contract,

          (hereinafter "MONSIEUR OLIVIER BOURDAIS")

                                                              OF THE FOURTH PART

     4. Monsieur CHRISTIAN BOURDAIS, residing 82 rue de Longchamp, Neuilly Sur Seine (Hauts-de-Seine), born in Paris on January 30, 1974, single.

          (hereinafter "MONSIEUR CHRISTIAN BOURDAIS")

                                                               OF THE FIFTH PART

     5. Monsieur ERIC BOURDAIS, residing 82 rue de Longchamp, Neuilly Sur Seine (Hauts-de-Seine), born in Paris on May 12, 1978, single.

         (hereinafter "MONSIEUR ERIC BOURDAIS")

                                                               OF THE SIXTH PART

     6. Madame CHRISTINE MAZET, born on 31 July 1943, in Tours, residing at 7 rue Jean Mermoz 75008 Paris, married with Claude Mazet under community property marriage contract,

          (hereinafter "Madame Christine Mazet")

                                                             OF THE SEVENTH PART

     7. Monsieur THIERRY MAZET, residing 7 rue Jean Mermoz, Paris (75008), born in Paris on November 12, 1974, single.

          (hereinafter "MONSIEUR THIERRY MAZET")

                                                              OF THE EIGHTH PART

     8. Mademoiselle NATHALIE MAZET, residing in Venasque (Vaucluse), Centre Culturel, born in Paris on May 10, 1976, single.

          (hereinafter "MADEMOISELLE NATHALIE MAZET")

                                                               OF THE NINTH PART

     9. Monsieur BRUNO MAZET, residing 7 rue Jean Mermoz, Paris (75008), born in Paris on January 12, 1979, single.

          (hereinafter "MONSIEUR BRUNO MAZET")

                                                               OF THE TENTH PART

     10. Monsieur ARNAUD MAZET, residing 7 rue Jean Mermoz, Paris (75008), born in Paris on September 10, 1981, single.

          (hereinafter "MONSIEUR ARNAUD MAZET")

                                                            OF THE ELEVENTH PART

     11. Madame MARIE HELENE VIRENQUE, born on 16 August 1940, in Tours, residing at 22, Ter Rue Legendre 75017 Paris, married with Jean Michel Virenque under community property marriage contract,

          (hereinafter "MADAME MARIE HELENE VIRENQUE")

                                                             OF THE TWELFTH PART

     12. Madame DOMINIQUE MOUI, residing in Le Mans (Sarthe), 17 rue Henry Delageniere, born in Neuilly sur Seine on January 6, 1966, married with Monsieur Yvon Moui.

          (hereinafter "MADAME DOMINIQUE MOUI")

                                                          OF THE THIRTEENTH PART

     13. Mademoiselle Isabelle Virenque, born on 20 August 1970, in Neuilly Sur Seine, residing at 112 rue de Douai, Lille,

          (hereinafter "MADEMOISELLE ISABELLE VIRENQUE")

                                                          OF THE FOURTEENTH PART

          (JCB, Monsieur Patrick Bourdais, Monsieur Olivier Bourdais, Monsieur Christian Bourdais, Monsieur Eric Bourdais, Madame Christine Mazet, Monsieur Thierry Mazet, Mademoiselle Nathalie Mazet, Monsieur Bruno Mazet, Monsieur Arnaud Mazet, Madame Marie Helene Virenque, Madame Dominique Moui, Mademoiselle Isabelle Virenque are hereinafter collectively referred to as the "SELLERS", represented by Jean-Claude Bourdais, duly authorised by powers of attorney a copy of which is set forth in Schedule A).

          (The Sellers, IFG and the Buyer are hereinafter collectively referred to as the "PARTIES")

WHEREAS:

     A The Sellers own 560,140 shares of FRF 10 each representing 100% of the share capital of Societe Financiere Bourdais, a French societe anonyme with a capital of FRF 5,601,400, having its registered office at 160, boulevard Haussmann 75008 Paris, registered with the Commerce and Companies Registry of Paris under number 310 996 228 RCS Paris (the "COMPANY"). The Company is, in particular, the owner of (i) 56,142 Class A shares and 273 Class B shares in Bourdais SA, a societe anonyme with a capital of FRF 6,142,200 having its principal office at 160, Boulevard Haussmann 75008 Paris, registered with the Commerce and Companies Registry of Paris under number 311 702 450 RCS Paris ("BOURDAIS"), the balance of the shares of Bourdais being owned by the Sellers and the Non Family Shareholders, and of (ii) 2,980 shares in Bourdais Gerance, a societe anonyme with a capital of FRF 300,000 having its principal office at 164, Boulevard Haussmann, 75008 Paris, registered with the Commerce and Companies Registry of Paris under the number 315 577 031 RCS Paris ("BOURDAIS GERANCE"), the balance of the shares of Bourdais Gerance being owned by the Sellers and the Non Family Shareholders.

     B The Company is the ultimate holding company of a group of companies which are more fully described in the diagram set forth in Schedule E(1). The companies set out in Schedule E(2) represent the perimeter of acquisition and such companies other than the Company, Immob Aquitaine, FNAIM, SEM 92 and GIE Immostat are hereinafter called the "SUBSIDIARIES".

     C The Companies have been managed by JCB for at least fifteen (15) years and one of the motives which has induced the Buyer to enter into the Agreement is the prospect of JCB continuing to manage the Companies after Completion at least for the Earn-Out Period.

     D The Buyer has agreed to acquire 100% of the Shares on condition that prior to such acquisition a reorganisation shall take place as a result of which, in particular, the Company shall own the percentage of the share capital of Bourdais as set out in Clause 4.1.3 and 100% of Bourdais Gerance and that Bourdais shall in turn own 100% of its own subsidiaries with the exception of the holding in Bourdais Expertises as set out in Clause 4.1.1, the 30% holding in the Bourdais Pier France Joint Venture, the 20% holding in Webimm, the 9.61% holding in Easyburo, the minority holdings in Immob Aquitaine, FNAIM, SEM 92 and GIE Immostat. The Excluded Businesses will be sold for cash and the Non-Family Shareholders shall have exchanged their shares in the Subsidiaries for the equivalent of their existing economic rights in the Brokering and Advisory Business.

     E It has been agreed that the Purchase Price for the Shares shall be partly payable on Completion and partly as soon as the Net Profit and the Net Cash are determined. It has also been agreed that there will be two conditional Top-Up payments and an Earn-Out depending on the profitability of the Companies.

     F The Sellers have agreed to transfer their shareholdings in the Company in accordance with the conditions and the warranties and undertakings set out below, which, for the Buyer, have an essential and determining influence on its undertaking to purchase the Shares (the "TRANSACTION").



IT IS HEREBY AGREED AS FOLLOWS:

     1.   DEFINITIONS AND INTERPRETATION

     1.1  Definitions

          1.1.1   In this agreement:

                  "ACCOUNTING METHODS AND PRINCIPLES" means the accounting methods and principles generally adopted in France (known as French generally accepted accounting principles) and accounting practices as consistently applied by the Company and Subsidiaries in preparation of the consolidated accounts to date a copy of which is set out in Schedule 1.1.1.(a);

                  "AFFILIATE" means (a) in relation to an individual (i) his or her ascendants or descendants and (ii) an entity in which any such person is a partner, member, 25% or more shareholder or manager; and (b) in relation to an incorporated person, an entity (i) in which the person is a partner, member, 25% or more shareholder or manager or (ii) which is a partner, member, 25% or more shareholder or manager of the person or
                  (iii) any individual which is a member, 25% or more shareholder or manager of the person or of any other entity referred to in (ii);

                  "AGREEMENT" means this document and the Schedules hereto;

                  "ASSETS" means the vehicles, movable assets, installations and equipment used by the Companies in the carrying out of their activities;

                  "AUTHORISATIONS" means all authorisations, licences, permits, certificates, approvals, filings, registrations, qualifications, consents or other documents delivered to the Companies, by an administrative authority or any other authority or by a professional entity, or any filing or obligation to file with an administrative authority or any other authority or professional entity in any of the countries where the Companies carry on their activities or are owners of assets at any given time;

                  "BLOCKED ACCOUNT" has the meaning given in Clause 3.4.2;

                  "BOURDAIS" has the meaning given in recital A;

                  "BROKERING AND ADVISORY BUSINESS" means the property transaction, property valuation and consultation businesses operated by Bourdais, Bourdais Rhone-Alpes SA, Bourdais Mediterranee SARL, Bourdais Expertises SA, Bourdais Pier France, Bourdais Consultants SARL and through the franchisees of Bourdais;

                  "BUYER" means Insignia France SARL, incorporated in France, whose registered office is at 112 avenue Kleber, 75116 Paris;

                  "CASH PRICE" has meaning given in Clause 3.2;

                  "CLAUSES" means the clauses of this Agreement unless otherwise stated;

                  "CODE DE COMMERCE" means the French commercial code;

                  "COMPANIES" means the Company and the Subsidiaries or any one of them according to the context;

                  "COMPANY" has the meaning given to it in the recitals above;

                  "COMPLETION" means completion of the sale and purchase of the Shares in accordance with Clause 4;

                  "COMPLETION BALANCE SHEET" means the French Completion Accounts adjusted in accordance with US GAAP, produced by the Buyer and reviewed by the Sellers as set out in Schedule 3.4.3;

                  "CONDITIONS PRECEDENT" has the meaning set out in Clause 4.1;

                  "CONSOLIDATED ACCOUNTS" means the consolidated accounts of the Companies prepared in accordance with the Accounting Methods and Principles for the period 1 April 2001 to 31 December 2001;

                  "CREDIT-BAIL" means capital leases relating to certain Premises ("credit-bail immobilier");

                  "CURRENT ASSETS" means cash and cash equivalents, receivables net of allowance, prepaid expenses, deferred taxes excluding any deferred taxes arising from fixed assets and investments, and restricted cash, as set out in the Completion Balance Sheet;

                  "DATE OF THE AGREEMENT" means the date on which this Agreement is signed;

                  "DAY" means a day other than a Saturday or Sunday or public holiday in France or a day (or part of a day) during which banks in France do not transfer monies;

                  "EARN-OUT" has the meaning given in Clause 3.8;

                  "EARN-OUT PERIOD" means the period from 1 January 2002 until 31 December 2004;

                  "ENCUMBRANCE" means, for an asset, such as a share or a security, all sureties, claims, charges, encumbrances or restrictions of any sort, put or call options, promises or rights of first refusal or any other third party right or obligation of whatever sort affecting its ownership, its transfer or the exercise of any other right;

                  "ESCROW AGREEMENT" has the meaning given in Clause 4.3.1(i);

                  "ESTIMATED NET PROFIT" means FRF 19,954,305 as detailed in
                  Schedule 1.1.1 (p);

                  "EXECUTIVES" are those people set out in Schedule 1.1.1.(b);

                  "EXCHANGE RATE" means FRF 7.33 for USD 1;

                  "EXCLUDED BUSINESSES" means the companies listed in Schedule 4.3.1(m);

                  "FINAL NET CASH" means the positive difference between:

                  (a) the Current Assets which will be adjusted for the following items which are excluded from the deal perimeter to the extent such items have been included in Current Assets:

                       (i) Marketable securities as detailed in Schedule 1.1.1(c) will be excluded;

                       (ii) Refurbishment costs of FRF 15,667,806 will be
                            excluded;

                       (iii) Loans receivable, net of any provisions, from
                            Excluded Businesses as detailed in Schedule 4.3.1
                            (m) will be excluded;

                       (iv) The pre-paid advertising to Immo-by-Tel of FRF
                            1,000,000 will be excluded;

                       (v) Any other assets relating to Excluded Businesses will be excluded;

                  and:

                  (b) the Total Liabilities and Provisions which will be adjusted for the following items which are excluded from the deal perimeter to the extent such items have been included in Total Liabilities and Provisions:

                       (i)  Capital lease liability as set out in Schedule 1.1.1
                            (o) in respect of the Credit-Bail, assuming the conditions set out in Clause 4.1.19 are fulfilled, will be excluded;

                  such difference to be reduced by:

                  (c) (i) an amount fixed at FRF 1,300,000 relating to the Rebranding and IT Upgrade Costs and (ii) an amount fixed at FRF 11,000,000;

                  the sum of (a) - (b) - (c) shall be reduced by:

                  (d) (i) any dividends paid or payable to persons other than the Companies since 1 April 2001, and (ii) any deposit payable by the Companies since 1 April 2001 to enter into the head office operating leases;

                  the result of (a) - (b) - (c) - (d) shall be increased by the net after Tax:

                  (e)

                       (i) the Net Realisable Value received by any of the Companies from the sale of the Excluded Businesses;

                       (ii) the proceeds from the sale of any of the marketable
                            securities listed in Schedule 1.1.1(c) together with any dividends or interest received between 1 April 2001 and the date of disposal of such securities;

                       (iii) the proceeds net of V.A.T received by any of the
                            Companies for any refurbishment costs referred to in
                            (a) (ii) above;

                       (iv) the net proceeds received by any of the Companies in
                            respect of the reimbursement of the deposit paid on the premises identified in Schedule 4.6(e);

                       (v) the proceeds received by any of the Companies, if received before 1 April 2002, in respect of the premises to be vacated and identified in Schedule 5.8.7, net of any termination expenditure;

                  the result of (a) - (b) - (c) - (d) + (e) shall be increased (if the following amount is positive) or reduced (if the following amount is negative) by:

                  (f)  Net Profit less FRF 19,954,305.

                  Final Net Cash has been determined subject to (d), (e) and (f) above and is shown in Schedule 1.1.1 (d), and on the assumption that the loans payable to Sellers in an amount of FRF 1,112,958 in the Completion Balance Sheet have been repaid at Completion.

                  "FRENCH COMPLETION ACCOUNTS" means the consolidated accounts of the Companies for the period 1 April 2000 to 31 March 2001 set out in Schedule 1.1.1 (f) prepared by the Company in accordance with the Accounting Methods and Principles;

                  "FRF" means French Francs and after January 2002, the Euro, the amounts expressed in French Francs in the Agreement being deemed to be inserted for their counter-value in Euro;

                  "GOOD CAUSE" means:

                  -    any act qualified as "faute lourde" by the French courts,

                  - misappropriation of company funds or any other serious criminal activity (e.g. "abus de biens sociaux"),

                  - repeated or continued substantial breach of obligations under his terms of appointment as President of the Company or of Bourdais; repeated or continued substantial failure to attend to the duties described therein, or any act of dishonesty or serious misconduct,

                  - diversion of business normally carried out by any of the Companies to any other individual or company,

                  - repeated negative comment ("denigrement systematique") regarding any of the Companies, its officers or its business by verbal or written communication amongst the relevant Company's actual or potential clients, its staff or the press,

                  - repeated substantial failure to observe a reasonable group policy decision applying to all European Group Companies and confirmed by both the Insignia Executive Committee and the board of the Company, e.g. respecting the international territorial rights and business sharing rules,

                  - repeated and substantial breach of the applicable provisions of Section 2 (Livre Deuxieme) of the Code de Commerce or serious professional misconduct of his own accord ("de son fait personnel");

                  "GROUP CHARGES" means 1% of actual revenue of the Companies, prepared in accordance with US GAAP (but excluding SAB 101) (chiffre d'affaires) net of fee sharing excluding VAT;

                  "IFG" or "INSIGNIA" means Insignia Financial Group, Inc., incorporated in the State of Delaware, USA, whose principal office is at 200 Park Avenue, New York, NY 10166, USA;

                  "IFG SHARE PRICE" means USD 9.934;

                  "IFG SHARES" means the ordinary shares issued by IFG given as part of the Purchase Price;

                  "IFG TOP UP SHARES" means the ordinary shares issued by IFG as part of the Top-Up Payment 1 and the Top-Up Payment 2;

                  "IFG TOP UP 1 SHARES" is defined in clause 3.6.3;

                  "IFG TOP UP 2 SHARES" is defined in clause 3.7.3;

                  "INSIGNIA EUROPEAN DEVELOPMENT" shall mean any expenditure in connection with the expansion of the Insignia business in Europe outside of France;

                  "INTELLECTUAL PROPERTY RIGHTS" means trademarks, patents, designs, models and author's rights and generally all the rights giving their owner rights of use, (including all names on the Internet and electronic e-mail addresses as well as all data base information) and also all registrations, trading names, registered names, know-how and processes used by the Companies in the carrying out of their activities;

                  "INTEREST ON THE BLOCKED ACCOUNT" means any interest net of tax earned by amounts credited at any time to the Blocked Account;

                  "LAST ACCOUNTING DATE" means 31 March 2001;

                  "LOSS" means all losses, liabilities, costs, expenses, penalties and any other damage of whatever nature, including all reasonable professional and advisory fees;

                  "MATERIAL CONTRACTS" has the meaning given to it in Clause 5.18.2;

                  "NET CASH" is defined in Clause 3.4.5;

                  "NET PROFIT" means the profit after tax ("resultat apres impot") for the Companies for the 9 month period 1 April 2001 to 31 December 2001 as will appear in the audited Consolidated Accounts for such period, adjusted pursuant to the following principles (which to the best knowledge of the Parties have been applied for the calculation of the Estimated Net Profit unless otherwise specified below):

                  (a)  the following items will be added back:

                       - amortization of goodwill; (not calculated for the purposes of the Estimated Net Profit)

                       - minority interest expense will be adjusted in direct proportion to changes in minority ownership of the Companies in connection with Completion; (not calculated for the purposes of the Estimated Net Profit)

                       - any increase in the provision for the litigation disclosed in Schedules 5.16.1 and 5.16.2 over the amount of the provision in the Completion Balance Sheet; (not calculated for the purposes of the Estimated Net Profit)

                  (b)  the following items will be deducted:

                       - any item of income which is included in the Final Net Cash other than item (f), including but not limited to:

                            - the reversal of the provision against the book value of the Marketable Securities and the profit on the disposal of the Marketable Securities;

                            - dividends received by any of the Companies from the Excluded Businesses;

                            - the Net Realisable Value from the disposal of the Excluded Businesses;

                            - any change to the tax rates applied to the calculation of the Net Realisable Value deducted from the net profit compared to that used in the calculation of the Final Net Cash; (calculation of the Estimated Net Profit assumed no difference in the tax rates)

                            - any dividends or interest received from the Marketable Securities; (known not to have been applied for the Estimated Net Profit)

                  - any exceptional profit unless, and to the extent that, such gain is realised or becomes realised in cash;

                  - a minimum bonus, inclusive of employment taxes, of 15% of income before income taxes, bonuses and exceptional items in relation to the disposal of Excluded Businesses, should be payable to all employees. Bonuses for this purpose include (i) Statutory "participation des salaries", (ii) Discretionary bonuses as set out in employment contracts, (iii) Any other discretionary bonuses agreed by the Bourdais board and (iv) Any bonus payable to department heads or other senior executives based on the profitability achieved by such departments. If the above minimum bonus has not been deducted from income before taxes, the difference between the actual bonuses paid and the minimum bonus will be deducted. For the avoidance of doubt any bonuses payable to JCB are excluded from the above definition and would remain a charge to income before income taxes;

                  - any increase in the provision for retirement annuity not deducted from the net profit; (not calculated for the purposes of the Estimated Net Profit)

                  - any reduction in the level of other provisions excluding provisions for paid holiday;

                  - the difference in the computation of the actual Tax payable and the Tax payable on financial income regardless of whether payment is due during the calculation period or deferred to other periods; (not calculated for the purposes of the Estimated Net Profit)

                  - normal accruals will be made such that the interim period included a rateable proportion of all annual expenses;

                  - any items of expenditure capitalised except for budgeted fixed assets and normal prepayments;

                  - a provision for any bad debts based on the normal bad debt rate for the business;

                  - any fees subject to conditionality (e.g. the Cartier deal);

                  - any profit share (participation des salaries) not deducted from the Net Realisable Value of the Excluded Businesses, or any other items, contained in the Final Net Cash;

                  - any premium received in respect of Warrants issued to any person would be deducted. (not calculated for the purposes of the Estimated Net Profit)

                  "NET REALISABLE VALUE" means the gross proceeds received by the Companies in respect of the Excluded Businesses for the repayment of the loans from Companies and the shares in the Excluded Businesses after the deduction of any Tax payable , less any loss on disposal of any Excluded Businesses (gross proceeds less net book value), unless taken into account in Net Profit;

                  "NON FAMILY SHAREHOLDERS" are those people set out in Schedule
                  1.1.1 (g) and who will be, at Completion, shareholders of the Company. In this connection the Sellers shall use their best efforts to procure that the Non Family Shareholders sell or exchange their shares in Bourdais for shares of the Company and those of the Sellers who hold shares directly in Bourdais shall have sold or exchanged their shares in Bourdais for shares of the Company;

                  "OTHER SHARES" means the shares in the Subsidiaries which are not directly or indirectly held by the Company at the Date of the Agreement as set out in Schedule 1.1.1 (h);

                  "PREMISES" means the premises over which the Companies have possession by virtue of financial leases or real property leases with an option to purchase;

                  "PROPERTY MANAGEMENT BUSINESS" means the property management business operated by Bourdais Gerance;

                  "PROPERTY MANAGEMENT JOINT VENTURE" means the agreement dated 5 September 2000 entered into between the Company and Bourdais on the one hand and SCIC and GFF on the other hand relating to the property management business defined in Clause 4.5.1;

                  "PURCHASE PRICE" has the meaning given to it in Clause 3.1;

                  "REBRANDING AND IT UPGRADE COSTS" means an amount of FRF 1,300,000 representing all the costs born directly or indirectly by the Companies in relation (i) to the change of name of the Companies and (ii) to the IT hardware and software upgrade of the Companies;

                  "RENTED PREMISES" means the premises over which the Companies have possession by virtue of leases other than financial leases or real property leases with an option to purchase;

                  "SCHEDULE" means each Schedule to this Agreement, and "SCHEDULES" means each and every Schedule;

                  "SELLERS" means JCB, Monsieur Patrick Bourdais, Monsieur Olivier Bourdais, Monsieur Christian Bourdais, Monsieur Eric Bourdais, Madame Christine Mazet, Monsieur Thierry Mazet, Mademoiselle Nathalie Mazet, Monsieur Bruno Mazet, Monsieur Arnaud Mazet, Madame Marie Helene Virenque, Madame Dominique Moui, Mademoiselle Isabelle Virenque;

                  "SHARES" means all the shares owned, at Completion by the Sellers and the Non Family Shareholders comprising the whole of the registered, issued share capital of the Company and includes all the voting rights and voting interests (a Share being one of the Shares) with sole exception of the shares in the Company held by the Non Family Shareholders who may decide not to sell their shares in accordance with Clause 4.1.2;

                  "SUBSIDIARIES" has the meaning given to it in recital B;

                  "SUBSIDIARIES SHARES" means the securities comprising all or part of the share capital of the Subsidiaries and which are held directly or indirectly by the Company;

                  "TAXES" or "TAXATION" means all direct or indirect taxes, impositions, debits, contributions or charges including but not limited to taxes on income or profits, withholding taxes, deductions (precompte), property taxes, value added taxes, stamp or registration duties, fiscal, customs and excise duties, sales taxes, monopoly or competition taxes, licence fees or direct debits or social contributions for which the Companies are liable under all regulations applicable to them, whatever the basis for recovering the fee or the entity responsible for recovering such fee or whatever the status of the entity in the name of which such fees are collected and generally all taxes and deductions based on all or part of any remuneration, including all interest, fines, penalties, and other charges relating to them;

                  "TAX REGULATIONS" means all tax or customs legislation as well as statutory instruments or any other applicable regulation or interpretation of the above mentioned applicable rules in a country where the Companies exercise their activities, as well as any international treaty (including directives, regulations or other applicable treaties in the relevant country);

                  "THRESHOLD EBITDA" has the meaning given to it in Clause
                  3.8.5;

                  "TOP-UP PAYMENT 1" has the meaning given to it in Clause
                  3.6.2;

                  "TOP-UP PAYMENT 2" has the meaning given to it in Clause
                  3.7.2;

                  "TOTAL LIABILITIES AND PROVISIONS" means the total liabilities and provisions as set out in the Completion Balance Sheet;

                  "TRANSACTION" has the meaning given to it in the recitals of the agreement;

                  "UNPAID TOP-UP 1" has the meaning given to it in Clause 3.6.8;

                  "UNPAID TOP-UP 2" has the meaning given to it in Clause 3.7.9;

                  "US GAAP" means the general accepted accounting principles (including SAB 101) adopted in the United States of America as they existed at 31 March 2001 and as applied by IFG as set out in Schedule 1.1.1 (i);

                  "US GAAP ACCOUNTS" means the euro consolidated accounts of the Companies prepared in accordance with US GAAP;

                  "VALUATION EBITDA": is defined in Schedule 1.1.1 (k) ;

                  "WARRANTS" means the maximum number of 87,080 warrants (bons de souscription d'actions) whose beneficiaries are listed in
                  Schedule 1.1.1 (l), (premium of FRF 24.11) which will entitle the beneficiaries to subscribe for 87,080 shares of the Company at a price per share (including the premium) of FRF
                  241.13 and whose exercise is subject to the conditions set out in Schedule 1.1.1 (m);

                  "WARRANT HOLDERS" means the holders of the Warrants at Completion listed in Schedule 1.1.1 (l).


                         SECTION 1 - SALE AND PURCHASE

2.     SALE AND PURCHASE OF THE SHARES

2.1 Subject to the provisions of Clause 4, the Sellers agree to sell to the Buyer and to use their best efforts to procure the sale by the Non Family Shareholders, and the Buyer agrees to purchase from the Sellers and the Non Family Shareholders, the Shares at Completion.

2.2 At Completion the Buyer will have full title guarantee to the Shares, free from any Encumbrance against payment of the Cash Price, delivery of the IFG Shares and payment of the Estimated Net Profit.

2.3 Upon Completion, the Buyer will have the right as from Completion to all dividends, interim dividends and other distributions paid in respect of the Shares, and will benefit from subscription and allocation rights attached to the Shares from Completion.

3.     PURCHASE PRICE

3.1 The Purchase Price shall comprise (i) the Cash Price, (ii) the IFG Shares, (iii) the Net Cash and (iv) the Net Profit. Additional conditional purchase price is determined in Clauses 3.6, 3.7 and 3.8. All calculations of the Purchase Price and the additional conditional purchase price in this Agreement are made on the assumption that 100% of the shares in the Company will be sold to the Buyer on Completion and that the Company and/or Bourdais will own 100% of the Subsidiaries, 30% of Bourdais Pier France, 20% of Webimm, and the minority shareholdings in Easyburo, Immob Aquitaine, FNAIM, SEM 92 and GIE Immostat at Completion. If less than 100% of the shares in the Company are sold to the Buyer at Completion and/or if the Company holds less than 100% of the shares in the Subsidiaries at Completion, the Purchase Price and additional conditional purchase price will be adjusted accordingly on the basis of the principles set out in Clause 3.12. If the Companies do not hold the minority shareholdings in Easyburo, Immob Aquitaine, FNAIM, SEM 92 and GIE Immostat at Completion, the Purchase Price will be adjusted accordingly on the basis of each holding's net book value at 31 March 2001.

3.2    Cash Price

              (a) Upon Completion, the Buyer shall, in exchange for the transfer of the Shares, pay the Sellers and the Non Family Shareholders a total amount of FRF 99,845,000, subject to adjustment as set out in Clause 3.2 (c) below (the "CASH PRICE"). The Cash Price payable to the Sellers and the Non Family Shareholders will be paid to JCB who will acknowledge payment thereof on his own behalf and on behalf of the other Sellers and Non Family Shareholders and shall be solely responsible for its allocation among the other Sellers and the Non Family Shareholders.

              (b) The Buyer shall pay the Cash Price by wire transfer of immediately-available funds to the following bank account opened in the name of JCB at the BRED: account number 00512187407, code banque 10107, code guichet 00118, cle 66.

              (c) In the event that the Final Net Cash as determined in accordance with Clause 3.4 is less than zero, the Cash Price paid to the Sellers and the Non Family Shareholders shall be reduced by such negative amount.

              (d) Payment of any adjustment due by the Sellers and the Non Family Shareholders under Clause 3.2(c) shall be in the proportion set out in Schedule 3.2(a) and shall be made by the Sellers and the Non Family Shareholders within 10 days of the determination of the Final Net Cash.

3.3    IFG Shares

       3.3.1 Upon Completion, the Buyer shall as part of Purchase Price deliver to the Sellers and to the Non Family Shareholders, free of any Encumbrances whatsoever (subject to the transfer restrictions set out in Clause 3.3.3) 402,657.54 new common IFG Shares for an aggregate value of FRF 29,320,000, in the proportion set out in
              Schedule 3.2 (a). The number of

              IFG shares to be delivered under this Clause has been determined on the basis of the IFG Share Price and the Exchange Rate. The number of IFG Shares to be delivered to the Sellers and Non Family Shareholders does not correspond to a round number of IFG Shares. The consideration exceeding this round number of IFG Shares shall be paid in cash in the proportion set out in Schedule 3.2(a).

       3.3.2 The Buyer warrants to the Sellers and the Non Family Shareholders that the IFG Shares when issued, (i) will rank pari passu with the existing common shares issued by IFG, (ii) shall carry rights to receive in full all dividends declared, made or paid after Completion with respect to the existing common shares issued by IFG, and (iii) shall not carry any obligation in connection with their issuance for the purpose of funding the Purchase Price.

       3.3.3 All the IFG Shares will be non-transferable for a period of one year and subject to US regulatory transfer restrictions for the second year following their date of issue. The IFG Shares delivered to the Sellers at Completion will be placed immediately in escrow pursuant to the Escrow Agreement. After the initial holding period of one year, the Sellers will be entitled to sell, subject to regulatory restrictions, the IFG Shares placed in escrow in 25% tranches every six months (the first 25% tranche being available for sale after the initial holding period of one year), the net proceeds of such sales being placed in escrow under the Escrow Agreement for the Earn-Out Period.

       3.3.4 Subject to US regulatory requirements, the Sellers and the Non Family Shareholders shall not bear any restriction on their rights in connection with the ownership or transferability of IFG Shares which is not imposed upon Insignia's management holding IFG shares in accordance with Insignia group policy.

3.4    Distribution of Net Cash

       3.4.1 In addition to the Cash Price and the IFG Shares, the Buyer shall pay as part of Purchase Price to the Sellers and to the Non Family Shareholders the Net Cash as determined and in the manner set out below.

       3.4.2 The Buyer shall procure that the amount of the Final Net Cash subject to any unagreed amounts of items (d), (e) and (f) of the definition of Final Net Cash shall as from Completion be placed by the Company in a blocked interest bearing bank account with BRED, 18 quai de la Rapee, 75012 Paris (the "BLOCKED ACCOUNT").

       3.4.3 Within 20 Days of Completion, the Buyer shall submit to the Sellers and to the Non Family Shareholders a statement detailing the calculation of elements (d) and (e) of the Final Net Cash. The Sellers and the Non Family Shareholders shall have 20 Days from receipt of the statement to agree or challenge such elements of the Final Net Cash. Should any item of (d), (e) and (f) to be taken into account for the calculation of the Final Net Cash not be determined within 20 Days from Completion, the Final Net Cash shall be adjusted as soon as possible to take into account the relevant items.

       3.4.4 As soon as any element of the Final Net Cash is agreed by the Parties, the Buyer shall procure that the Blocked Account is credited or debited by such amount.

       3.4.5 As soon as possible and in any event within 10 Days of the certification by the auditors of the statutory accounts of the Company for the financial year ending 31 December 2001, the Buyer shall procure, on instructions from the Sellers having received full information from the Companies, that the Company shall declare a dividend in the amount of the sums in the Blocked Account with immediate payment. The Buyer will procure that within 20 Days of the final determination of the Final Net Cash, the difference between the Final Net Cash and the amount of the sums in the Blocked Account be declared by the Company as a dividend with immediate payment. The Buyer shall procure on instructions of the Sellers having received full information from the Company that the Subsidiaries have convened and held general meetings of shareholders in order to permit the distribution of the Final Net Cash plus the interest on the Blocked Account by the Company. Should the distributable profits of the Company be insufficient to pay a dividend in the amount of the sums in the Blocked Account and/or the balance to achieve the Final Net Cash plus the Interest on the Blocked Account, the Buyer will procure on instructions of the Sellers having received full information from the Company that further distributions of dividends or interim dividends or other means of achieving a payment by the Company to the Buyer are made as soon as possible until the full Final Net Cash amount plus the Interest on the Blocked Account is distributed. The amount received by the Buyer in respect of such payment(s) less any Taxes which may be due by the Buyer (being a French company subject to corporation tax (impot sur les societes)) or by the Companies in respect of such payment(s) will then constitute the NET CASH and will be paid to a French account in the books of the BRED to the Account mentioned in Clause 3.2 (b). The contemplated mechanics and timing of extracting the amount of the Final Net Cash plus the Interest on the Blocked Account are set out in Schedule 3.4.5.

       3.4.6 The amount of the sums in the Blocked Account and Net Cash shall be paid by the Buyer to the Sellers and to the Non Family Shareholders on the same day as receipt by the Buyer in the proportion set out in Schedule 3.2 (a). The Parties will cooperate fully to ensure that the payments to be made to the Buyer and the payments by the Buyer to the Sellers and the Non Family Shareholders under this Clause 3.4 occur simultaneously. The portion of the Net Cash payable to the Sellers will be paid by wire transfer to JCB who will acknowledge payment thereof on his own behalf and on behalf of the other Sellers and shall be solely responsible for its allocation among the other Sellers. The portion of the Net Cash payable to the Non Family Shareholders will be paid by wire transfer to each Non Family Shareholder individually.

3.5    Net Profit

       3.5.1 As part of the Purchase Price the Buyer shall pay the Net Profit in cash to the Sellers and to the Non Family Shareholders in the proportion set out in Schedule 3.2 (a).

       3.5.2 Upon Completion, the Buyer shall pay to the Sellers and to the Non Family Shareholders the Estimated Net Profit.

       3.5.3 The Estimated Net Profit will be paid in cash by wire transfer of immediately-available funds to JCB who will acknowledge payment thereof on his own behalf and on behalf of the other Sellers and the Non Family Shareholders and shall be solely responsible for its allocation among the other Sellers and the Non Family Shareholders.

3.6    Top-Up Payment 1

       3.6.1 If Valuation EBIDTA for the 12 months ending 31 March 2002 is greater than FRF 29,523,428, as an additional Purchase Price the Buyer shall pay to the Sellers and to the Non Family Shareholders in the proportion set out in Schedule 3.2 (a), a Top-Up Payment 1 in cash and in IFG shares as set out in this Clause 3.6.

       3.6.2 The Top-Up Payment 1 payable in cash will be calculated as: (a payment of FRF 3.375 in incremental Purchase Price per FRF 1 of Valuation EBITDA for the twelve months ending 31 March 2002 in excess of FRF 29,523,428) capped at a maximum payment of FRF 24,738,750.

       3.6.3 The Top-Up Payment 1 payable in IFG shares will be calculated as: a number of IFG shares representing (FRF 1 in incremental Purchase Price per FRF 1 of Valuation EBITDA for the twelve months ending 31 March 2002 in excess of FRF 29,523,428) capped at a maximum of FRF 7,330,000. The number of IFG shares payable under this clause (the "IFG TOP UP 1 SHARES") will be determined using the IFG Share Price and the Exchange Rate.

       3.6.4 Within eight weeks of 31 March 2002, the Buyer will produce the US GAAP Accounts for the twelve months ending 31 March 2002 on the basis of which will be calculated the Valuation EBITDA as set out in Schedule 1.1.1 (k). Upon receipt of such US GAAP Accounts, the Sellers and the Non Family Shareholders will have 30 days to agree or challenge the US GAAP Accounts and/or the Valuation EBITDA, the expiry of the 30-day period being the due date for payment purposes.

       3.6.5 The portion of the Top-Up Payment 1 payable in cash to the Sellers will be paid in cash by wire transfer of immediately-available funds to JCB who will acknowledge payment thereof on his own behalf and on behalf of the other Sellers and will be solely responsible for its allocation among the other Sellers. The share certificates made out to each individual Seller representing the IFG Top Up 1 Shares to be delivered to the Sellers will be delivered to JCB who will acknowledge receipt thereof on his own behalf and on behalf of the other Sellers and will be solely responsible for delivery of such certificates to the other Sellers. The portion of the Top-Up Payment 1 payable in cash to the Non Family Shareholders shall be made to each of them individually, and shares certificates made out to each individual Non Family Shareholder representing the IFG Top Up 1 Shares to be delivered to the Non Family Shareholders shall be delivered to each of them individually. If the Top-Up Payment 1 to be made in IFG shares does not correspond to a round number of IFG shares, the consideration exceeding this round number of IFG shares shall be paid in cash. In the event the Top-Up Payment 1 is not made on due date, the unpaid due amounts will carry interest from the due date of payment. The relevant interest rate shall be the EURIBOR one month rate as published by Telerate Page 20041 at 11 a.m. (Paris time) on due date, such interest rate to be calculated on a monthly basis according to the EURIBOR one month as published the first day of each month after such date.

       3.6.6 The Buyer warrants to the Sellers and the Non Family Shareholders that the IFG Top-Up 1 Shares when issued, (i) will rank pari passu with the existing common shares issued by IFG, (ii) shall carry rights to receive in full all dividends declared, made or paid after Completion with respect to the existing common shares issued by IFG, and (iii) shall not carry any obligation in connection with their issuance for the purpose of funding the Purchase Price.

       3.6.7 All the IFG Top-Up 1 Shares will be non-transferable for a period of one year and subject to US regulatory transfer restrictions for the second year following their date of issue.

       3.6.8 Subject to US regulatory requirements, the Sellers and the Non Family Shareholders shall not bear any restriction on their rights in connection with the ownership or transferability of IFG Top-Up 1 Shares which is not imposed upon Insignia's management holding IFG shares in accordance with Insignia group policy.

       3.6.9 If the Top-Up Payment 1, in cash and IFG shares, is less than FRF 32,068,750, the difference between FRF 32,068,750 and the Top-Up Payment 1 (such difference being the Unpaid Top-Up 1), will be added to the maximum base amount of Earn-Out of FRF 111,866,250 referred to in Clause 3.8.1.

3.7    Top-Up Payment 2

       3.7.1 If Valuation EBIDTA for the 12 months ending 31 March 2002 is greater than FRF 36,853,428, as an additional Purchase Price the Buyer shall pay to the Sellers and to the Non Family Shareholders in the proportion set out in Schedule 3.2 (a), a Top-Up Payment 2 as set out in this Clause 3.7. The maximum Top-Up Payment 2 will be FRF 58,540,000, less the amount of Net Profit.

       3.7.2 The Top-Up Payment 2 will be calculated as: (a payment of FRF X in incremental Purchase Price per FRF 1 of Valuation EBITDA for the twelve months ending 31 March 2002 in excess of FRF 36,853,428), where:

              X = (FRF 58,540,000 less the Net Profit) / FRF 40,320,000.

       3.7.3 The Top-Up Payment 2 will be paid 75% in cash and 25% in IFG ordinary shares (the "IFG TOP-UP 2 SHARES"). The number of IFG Top-Up 2 Shares will be determined using the IFG Share Price and the Exchange Rate.

       3.7.4 The portion of the Top-Up Payment 2 payable in cash to the Sellers will be paid in cash by wire transfer of immediately-available funds to JCB who will acknowledge payment thereof on his own behalf and on behalf of the other Sellers and will be solely responsible for its allocation among the other Sellers. The share certificates made out to each individual Seller representing the IFG Top-Up Shares 2 to be delivered to the Sellers will be delivered to JCB who will acknowledge receipt thereof on his own behalf and on behalf of the other Sellers and will be solely responsible for delivery of such certificates to the other Sellers. The portion of the Top-Up Payment 2 payable in cash to the Non Family Shareholders shall be made to each of them individually, and shares certificates made out to each individual Non Family Shareholder representing the IFG Top-Up 2 Shares to be delivered to the Non Family Shareholders shall be delivered to each of them individually. If the Top-Up Payment 2 to be made in IFG shares does not correspond to a round number of IFG shares, the consideration exceeding this round number of IFG shares shall be paid in cash. In the event the Top-Up Payment 2 is not made on due date, the unpaid due amounts will carry interest from the due date of payment. The relevant interest rate shall be the EURIBOR one month rate as published by Telerate Page 20041 at 11 a.m. (Paris time) on due date, such interest rate to be calculated on a monthly basis according to the EURIBOR one month as published the first day of each month after such date.

       3.7.5 The Buyer warrants to the Sellers and the Non Family Shareholders that the IFG Top-Up 2 Shares when issued, (i) will rank pari passu with the existing common shares issued by IFG, (ii) shall carry rights to receive in full all dividends declared, made or paid after Completion with respect to the existing common shares issued by IFG, and (iii) shall not carry any obligation in connection with their issuance for the purpose of funding the Purchase Price.

       3.7.6 All the IFG Top-Up 2 Shares will be non-transferable for a period of one year and subject to US regulatory transfer restrictions for the second year following their date of issue.

       3.7.7 Subject to US regulatory requirements, the Sellers and the Non Family Shareholders shall not bear any restriction on their rights in connection with the ownership or transferability of IFG Top-Up 2 Shares which is not imposed upon Insignia's management holding IFG shares in accordance with Insignia group policy.

       3.7.8 The maximum amount of Top-Up Payment 2 will be achieved if the Valuation EBITDA for the twelve months ending 31 March 2002 reaches FRF 77,173,428. If the Valuation EBITDA is less than FRF 77,173,428, the difference between (i) FRF 58,540,000 and (ii) the aggregate of the Top-Up

              Payment 2 and the Net Profit (such difference being the Unpaid Top-Up 2), will be added to the maximum base amount of Earn-Out of FRF 111,866,250 referred to in Clause 3.8.1.

3.8    Earn-Out

       3.8.1 As an additional Purchase Price the Buyer shall pay to the Sellers and to the Non Family Shareholders in the proportion set out in
              Schedule 3.2 (a) an Earn-Out linked to the performance of the Companies for the Earn Out Period in three tranches. The maximum amount payable to the Sellers and the Non Family Shareholders in respect of the Earn-Out is FRF 111,866,250 plus the Unpaid Top-Up 1 plus the Unpaid Top-Up 2. Clause 3.9 deals with the consequences of JCB resigning as President of the Company and JCB being terminated as President of the Company without Good Cause and certain other events on the calculation of the Earn-Out.

       3.8.2  The First Tranche of Earn-Out will be calculated as:

                        (Valuation EBITDA for year ending 31 December 2002 minus Threshold EBITDA) x 87.286% x 1.41.

       3.8.3  The Second Tranche of Earn-Out will be calculated as:

                        (Valuation EBITDA for year ending 31 December 2003 minus Threshold EBITDA) x 87.286% x 1.41.

       3.8.4  The Third Tranche of Earn-Out will be calculated as:

                        (Valuation EBITDA for year ending 31 December 2004 minus Threshold EBITDA) x 87.286% x 1.41.

              Examples of the calculation of the Earn Out are set out in
              Schedule 3.8.4 for illustrative purposes.

       3.8.5  Threshold EBITDA will be the greater of (i) FRF 29,523,428 and
              (ii) Valuation EBITDA for the 12 months ending 31 March 2002.

       3.8.6 The Valuation EBITDA on which will be based the calculation of the Earn-Out will be calculated on the basis of the perimeter of the Transaction. For the avoidance of doubt, EBITDA arising from any future acquisitions will be excluded from the Earn-Out calculation.

       3.8.7 In the event of a disposal to a third party (not being a Buyer's Affiliate) of any portion of the business of any of the Companies, the average of the Valuation EBITDA of the disposed business for each year since 1 January 2001 and the average of the portion of the fixed Companies charges (including head offices costs) of the disposed business for each year since 1 January 2001 will be added to the Valuation EBITDA in the determination of the Earn-Out payments in subsequent years.

              From the resultant sum above will be deducted the amount representing the difference between:

                   (i) The fixed Companies charges of the sold business and the retained business before disposal, and

                   (ii) The fixed Companies charges of the retained business, immediately after disposal.

       3.8.8 In the event of a disposal to an Affiliate of the Buyer or IFG of any portion of the business of any of the Companies, the Earn-Out commitments will be maintained for the remainder of the Earn-Out Period on the basis of the perimeter of the Companies at Completion and the provisions of Clause 7.5.1 will apply.

       3.8.9 In the event the Company and Bourdais enter into a new property management joint venture agreement as set out in Clause 4.5.1, the Valuation EBITDA on which will be based the calculation of the Earn-Out will be calculated on the basis of the current perimeter of the Property Management Business, i.e. in the case of amalgamation by taking into account the percentage interest the Company and Bourdais will hold in such property management joint venture.

       3.8.10 The Earn-Out payment shall be paid within three months of the end of each calendar year. The Parties will act in good faith and will take all reasonable steps to ensure that all necessary information for calculation of the payments is provided as soon as possible in order to meet payment deadlines.

       3.8.11 Within eight weeks of the end of each calendar year, the Buyer shall produce the US GAAP Accounts on the basis of which will be calculated the Valuation EBITDA as set out in Schedule 1.1.1 (k). Upon receipt of such US GAAP Accounts, the Sellers shall have 30 days to agree or challenge the US GAAP Accounts and/or the Valuation EBITDA, the expiry of the 30 day-period being the due date for payment purposes.

       3.8.12 The portion of the Earn-Out payments payable to the Sellers will be paid in cash by wire transfer to JCB who will acknowledge payment thereof on his own behalf and on behalf of the other Sellers and will be solely responsible for its allocation among the other Sellers. The portion of the Earn-Out payments payable to the Non Family Shareholders shall be made to each of them individually in cash by wire transfer. In the event the Earn-Out payments are not made on due date, the unpaid due amounts will carry interest from the due date of payment. The relevant interest rate shall be the EURIBOR one month rate as published by Telerate Page 20041 at 11am (Paris time) on due date, such interest rate to be calculated on a monthly basis according to the EURIBOR one month as published the first day of each month after such date.

3.9    Termination Protection in respect of the Earn-Out.

       3.9.1 Should JCB resign as President of the Company or Bourdais prior to 31 December 2004, the Earn-Out not already earned would be determined by applying the Earn-Out formulae set out in Clause 3.8 to the Valuation EBITDA of the second calendar year following the year of his departure. Thus:

                    (i) Should JCB resign as President of the Company or Bourdais prior to 31 December 2002, the calculation of the First Tranche will be based on the Valuation EBITDA for the year end 31 December 2004; the calculation of the Second Tranche will be based on the Valuation EBITDA for the year ending 31 December 2005 and the calculation of the Third Tranche will be based on the Valuation EBITDA for the year ending 31 December 2006.

                    (ii) Should JCB resign as President of the Company or Bourdais between 1 January 2003 and 31 December 2003 the calculation of the Second Tranche will be based on the Valuation EBITDA for the year ending 31 December 2005 and the calculation of the Third Tranche will be based on the Valuation EBITDA for the year ending 31 December 2006.

                    (iii) Should JCB resign as President of the Company or Bourdais between 1 January 2004 and 31 December 2004 the calculation of the Third Tranche will be based on the Valuation EBITDA for the year ending 31 December 2006.

       3.9.2 Should JCB be terminated as President of the Company or Bourdais other than with Good Cause prior to 31 December 2004, 60% of the remaining Earn-Out will be calculated as follows:

                    (i) Should JCB be terminated as President of the Company or Bourdais other than with Good Cause prior to 31 December 2002, calculation of 60% of each tranche of the Earn-Out payments will be based on a Valuation EBIDTA of FRF 77,000,000.

                    (ii) Should JCB be terminated as President of the Company or Bourdais other than with Good Cause between 1 January 2003 and 31 December 2003, calculation of 60% of the second and third tranches of the Earn-Out will be based on the Valuation EBITDA for the 12 months ending 31 December 2002.

                    (iii) Should JCB be terminated as President of the Company or Bourdais other than with Good Cause between 1 January 2004 and 31 December 2004, calculation of 60% of the third tranche of the Earn-Out will be based on the average of the Valuation EBITDA for the 12 months ending 31 December 2002 and the Valuation EBITDA for the 12 months ending 31 December 2003.

              The remaining 40% will be calculated based on the Valuation EBITDA of the applicable Earn-Out year or years, as set out in the formulae in Clause 3.8.

              Examples of calculations are set out in Schedule 3.9.2 for illustrative purposes.

       3.9.3 Should JCB be terminated as President by the Company with Good Cause, the Earn-Out shall only be due for the period up to the date at which the Good Cause arose. It will be calculated on the basis of the Valuation EBITDA for the period up to the date at which the Good Cause arose and will be paid on the next date of payment provided for herein.

       3.9.4 The Earn-Out will not be altered in the event of JCB's death and will therefore be calculated as set out in Clause 3.8.

       3.9.5 The Earn-Out will not be altered in the event of illness or disability of JCB and will therefore be calculated as set out in Clause 3.8.

       3.9.6  Should the events contemplated in Clauses 3.9.1, 3.9.2, 3.9.4 and
              3.9.5 take place the timing of the Earn-Out payments will not be altered except as provided for in Clause 3.9.1 and the overall maximum defined in Clause 3.8.1 will apply. For the avoidance of doubt, the Valuation EBIDTA of FRF 77,000,000 will apply in no circumstance other than the termination of JCB as President of the Company or of Bourdais other than with Good Cause prior to 31 December 2002 for calculation of 60% of each tranche of the Earn-Out payments, as stated in Clause 3.9.2(i) above.

3.10 In case of disagreement between the Parties as to any item the determination of which shall affect the determination of the Purchase Price as determined in Clauses 3.1 to 3.4, or the Net Profit as determined in Clause 3.5, or the Top-Up Payment 1 or the Top-Up Payment 2 as determined in Clauses 3.6 and 3.7, or the Earn-Out as determined in Clauses 3.8 and 3.9, the Parties shall appoint, subject to the absence of any conflict of interests with any of the parties on the date of appointment, Pricewaterhouse Coopers as expert acting as a third party expert within the meaning of Article 1592 of the French Civil Code (the "EXPERT") to resolve the disputed items.

       3.10.1 The terms of reference of the Expert will be to determine, within 30 days of its appointment, and after hearing each party and/or its advisors, the disputed items, taking into account all the conditions which reflect the intention of the parties as set out in this Agreement.

       3.10.2 The decision of the Expert will be binding on the parties without any right of appeal, which is irrevocably and expressly agreed by the parties. Notwithstanding, however, the designation of the Expert, the parties will be entitled to continue to negotiate between themselves in order to reach an agreement with regard to the disputed items, and they may continue to do so until the date on which the Expert renders its decision, in which case the parties will inform the Expert of the termination of its assignment.

       3.10.3 The fees and charges of the Expert will be borne equally by the Sellers and the Non Family Shareholders on the one hand, and the Buyer on the other hand.

       3.10.4 The Buyer, the Sellers and the Non Family Shareholders will co-operate fully with each other and, if applicable, with the Expert to whom any dispute is referred (including giving all reasonable access to records, information and to personnel of the Companies) with a view to enabling the disputed items to be agreed between the Buyer, the Sellers and the Non Family Shareholders.

       3.10.5 In the event that the Expert is unwilling to act or unable, for any reason, to determine the disputed items within 30 days of its appointment and if the parties do not agree on another expert within five days of such event, the President of the commercial court of Paris, by way of the emergency procedure ("refere"), will appoint an expert who will have the mission as set out above and his decision shall be binding on the parties.

       3.10.6 Any undisputed amount due by the Buyer to the Sellers and the Non-Family Shareholders shall be paid on due date. In the event of dispute on any amount due by the Buyer and if the Expert finds in the favour of the Sellers, interest at the rate defined in Clause
              3.8.12 on such unpaid disputed amounts will be due as from the initial date of payment.

3.11 The Sellers warrant that any expenditure incurred by any of the Companies during the period 1 April 2001 to Completion in respect of any part of the premises referred to in Schedule 4.6(c) and which would not be borne by the Companies under the leases attached in Schedules 4.6(b), 4.6(f) and 4.6(g) (unless repaid under Clause 6.8) will be repaid in full to the Companies at Completion at the latest.

3.12 In the event that less than 100% of the shares in the Company are sold to the Buyer at Completion, and/or less than 100% of the shares in Bourdais and/or Bourdais Expertises SA are held by the Company at Completion, the Cash Price, the number of IFG Shares, the Net Profit, the Top-Up Payment 1, the Top-Up Payment 2 and the Earn-Out will each be reduced by the amount which the shareholder(s) remaining at Completion in the Company and/or Bourdais and/or Bourdais Expertises SA would have received as indicated in Schedule 3.2 (a).

4.     COMPLETION

4.1    Conditions precedent

       The completion of the sale of the Shares and of the other transactions to be completed at Completion is subject to the fulfilment of the following conditions precedent (the "CONDITIONS PRECEDENT"):

       4.1.1 at least 95% of the shares in Bourdais Expertises are held by Bourdais at Completion;

       4.1.2 at least 95% of the shares of the Company are delivered to the Buyer at Completion;

       4.1.3 at least 95% of the shares of Bourdais are held by the Company at Completion;

       4.1.4 forty-seven (47) out of the fifty-six (56) Executives employed by Bourdais and Bourdais Expertises SA listed in Schedule 4.1.4 have not given notice, of which nine (9) must be current shareholders of Bourdais, and the other thirty-eight (38) have subscribed to the Warrants issued in their favour;

       4.1.5 obtaining by the Company of consent pursuant to change of control provisions contained in the contracts listed in Schedule 4.1.5.;

       4.1.6 evidence of the holding of an extraordinary shareholders meeting of the Company and the adoption of the resolutions on the following agenda:

              - conversion of the Company into a societe par actions simplifiee; and the adoption of new bylaws in the form attached as Schedule 4.1.6 (i);

              - the appointment of the directors and appointment of JCB as president of the Company on the terms set out in Schedule
                   4.1.6 (ii);

              -    the change of the registered name to Insignia Bourdais
                   Holding;

              - the change of the Company's financial year to a calendar year effective for the year ending on 31 December 2001.

       4.1.7 evidence of the holding of extraordinary shareholders meetings of the Subsidiaries held by the Company at least 50% and the adoption of the resolutions on the following agenda:

              - the conversion into a societe par actions simplifiee and the adoption of new by laws in the form attached as Schedule
                   4.1.7 (i) (except for Bourdais Mediterranee and Bourdais Consultants which will remain as SARLs);

              -    the change of registered name as set out in Schedule 4.1.7
                   (ii);

              - the change of the Companies financial year to a calendar year effective for the year ending on 31 December 2001.

       4.1.8 the termination by the Company and/or its Subsidiaries of its/their membership in Oncor with no obligation remaining for the Company and/or its Subsidiaries in connection thereto;

       4.1.9 the assignment by Bourdais to a Sellers' Affiliate of the financial leases (contrats de credit-bail immobilier) identified in Schedule 4.6 (a) and the signature of the commercial lease attached as Schedules 4.6 (b), 4.6 (f) and 4.6 (g) by Bourdais and the counterparty which will be amended to state as a termination date a period of nine years as from the date of Completion as a result of which the first break will occur six years after the date of Completion;

       4.1.10 there have not been and are not currently in progress any proceedings against the Sellers, any one of the Companies, IFG or the Buyer or a decision from a legal or administrative authority preventing, prohibiting or modifying (or capable of preventing, prohibiting or modifying) the completion of the transfer of the Shares or imposing conditions on the Buyer in respect of the transactions envisaged by this Agreement, in such a way as to make such transactions substantially more onerous or restrictive or capable of having a material adverse effect on the activities, the prospects or the financial or economic situation of IFG, the Buyer or any one of the Companies;

       4.1.11 there has not occurred between the Date of this Agreement and Completion any identifiable event (other than those set out in the preceding paragraph) which affects in a materially adverse way the financial situation, the operation or the ordinary course of business of the Companies taken as a whole; Neither the financial results of any of the Companies between 1 April 2001 and the date of Completion nor the terrorist events of 11 September 2001 and their consequences as known at the Date of the Agreement, shall be considered an event which affects in a materially adverse way the financial situation, the operation or the ordinary course of business of any of the Companies;

       4.1.12 there have not been and are not currently in progress any proceedings or a decision from a legal or administrative authority or any other event preventing, prohibiting or modifying in a materially adverse way (or capable of preventing, prohibiting or modifying in a materially adverse way) the activity of the Companies including without limitation the termination or the modification of the professional insurance, the withdrawal or the non renewal of the professional capacity, the termination of the financial guarantee granted in accordance with the law n(degree) 70-9 of 2 January 1970;

       4.1.13 the Sellers have complied with their obligations under this Agreement;

       4.1.14 the representations and warranties of the Sellers contained in this Agreement or the Schedules are correct and complete save for non-material events having occurred in the ordinary course of business;

       4.1.15 the Buyer has complied with its obligations under this Agreement;

       4.1.16 the representations and warranties of IFG and the Buyer contained in this agreement are correct and complete save for non-material events having occurred in the ordinary course of business;

       4.1.17 evidence of a valid, binding and enforceable resolution of the board of directors of the Buyer authorising the issuance of the IFG Shares in accordance with this Agreement;

       4.1.18 there has been no change of control (being the purchase or a binding commitment to purchase directly or indirectly at least 50% of the shares) of IFG, provided that the crossing of the 50% threshold of shareholding by either the current shareholders of the Company or such shareholders' affiliates shall not be regarded as a change of control;

       4.1.19 there has not occurred between the Date of this Agreement and Completion any identifiable event which affects in a materially adverse way the financial situation, the operation or the ordinary course of business of IFG or the listing of the IFG shares. For the avoidance of doubt, (i) changes alone in the market price of IFG shares shall not be deemed to constitute an event affecting in a material adverse way the financial situation, the operation of the ordinary course of business of IFG or the listing of the IFG shares, and (ii) neither the financial results of IFG between 1
                  April 2001 and the date of Completion nor the terrorist events of 11 September 2001 and their consequences as known at the Date of the Agreement shall be considered an event which affects in a materially adverse way the financial situation, the operation or the ordinary course of business of IFG.

       The Conditions Precedent set out in Clauses 4.1.1 to 4.1.14 are for the exclusive benefit of the Buyer and may be waived, in whole or in part, at any time prior to Completion, in writing by the Buyer.

       The Conditions Precedent set out in Clauses 4.1.15 to 4.1.19 are for the exclusive benefit of the Sellers and may be waived in whole or in part, at any time prior to completion, in writing by the Sellers.

       The Conditions Precedent must be fulfilled by 31 December 2001. JCB shall inform the Buyer at regular intervals of the progress of the fulfilment of the Conditions Precedent set out in Clauses 4.1.1 to
       4.1.14 and immediately upon their fulfilment. The Buyer shall inform JCB at regular intervals of the progress of the fulfilment of the Conditions Precedent set out in Clauses 4.1.17 and 4.1.18. If the Conditions Precedent are not fulfilled by 31 December 2001 the Agreement will be null and void and no compensation will be due to or by either Party. The Parties may, by mutual agreement, extend the above date.

4.2    Date and location of Completion

       4.2.1 Subject to the provisions of Clause 4.1, Completion will take place after fulfilment of the last of the Conditions Precedent
              4.1.1 to 4.1.9 and 4.1.17 and at latest by 31 December 2001, unless the Parties agree otherwise in writing.

       4.2.2 The Parties agree that Completion will take place on 19 December 2001 at 11:00 am at the office of Clifford Chance, 112, avenue Kleber, 75116 Paris or at any other date, time or location agreed to in writing between the Parties.

4.3    Operations at Completion

       4.3.1  At Completion, the Sellers shall deliver to the Buyer:

              (a) the share transfer forms in respect of all the Shares duly executed by the Sellers and the Non-Family Shareholders in favour of the Buyer;

              (b) a share transfer agreement in respect of the Shares drawn up for the purpose of filing before the Tax Authorities duly executed by the Parties;

              (c) an agreement reproducing the relevant sections of this Agreement signed by the Non Family Shareholders selling their shares in the Company;

              (d) the share transfer register and shareholders registers of the Company showing the transfer of the Shares as well as the share transfer registers and shareholders registers of the Subsidiaries;

              (e) the letters of resignation of all the corporate officers (mandataires sociaux) of the Companies, the names of whom are provided by Buyer to Sellers at least ten (10) Days prior to Completion, confirming that the resigning officers have no claims, financial or otherwise as corporate officers against the Companies;

              (f) signed minutes of the general meetings of shareholders (or members) of the Companies to take place on Completion on the agenda referred to in Clauses 4.1.6 and 4.1.7 above;

              (g) a certified copy of the minutes of the board of directors of the Company containing the approval of the transfer of the Shares in favour of the Buyer and the Buyer's designees, the identity of which will be given at least 10 days before Completion;

              (h) a certificate signed by the Sellers drawn up in the form attached at Schedule 4.3.1 (h), stating that the representations and warranties contained in this Agreement are complete and correct at the date of Completion, that the Sellers have complied with those obligations to which they are subject in accordance with the provisions of this Agreement and that none of the events or others set out in Clauses 4.1.10, 4.1.11 and 4.1.12 have occurred;

              (i)  the Escrow Agreement in the form set out in Schedule 4.3.1
                   (i) signed by the Sellers and the escrow agent;

              (j) a certified copy of the minutes of the works council of the Companies evidencing the advice rendered on the Transaction;

              (k) written evidence that the consents or approvals required from third parties in relation to the material contracts listed in
                   Schedule 5.18.3 have been obtained;

              (l) evidence of disposal of the Excluded Businesses (other than Promoreal, SCI L'Avron, SCI du 48/54 rue de la Roquette, SCI du 30 rue Carnot, SCI 14 rue Marius Delcher and Belvar which will be disposed after Completion and no later than 30 June
                   2002) for no less than the amount in aggregate set out in
                   Schedule 4.3.1 (m); it being specified that no warranty shall be provided concerning the Excluded Businesses sold to the Sellers' Affiliates and that warranties concerning the Excluded Businesses sold to third parties not being a Sellers' Affiliate will be allowed since the Sellers will indemnify the Companies as set out in Clause 8.1.1 (c).

       4.3.2  At the date of Completion, the Buyer shall deliver to the Sellers

              (a) evidence of a transfer to JCB for value as at the date of Completion of a sum equal to the Cash Price and the Estimated Net Profit;

              (b) documentation that the IFG Shares have been issued and registered with the Sellers and the Non-Family Shareholders as owners of the IFG Shares in the proportion stated in Clause 3.3;

              (c)  the Escrow Agreement signed by the Buyer;

              (d) a certificate signed by the Buyer drawn up in the form attached at Schedule 4.3.2 (d), stating that the representations and warranties contained in this Agreement are complete and correct at the date of Completion, that the Buyer has complied with those obligations to which it is subject in accordance with the provisions of this Agreement and that none of the events or others set out in Clauses
                   4.1.18 and 4.1.19 have occurred;

              (e)  the documents referred to in Clause 7.1;

              (f) evidence of the appointment of JCB President and of the directors of the Subsidiaries on the terms set out in
                   Schedule 4.1.7 (iii).

4.4    Operations after Completion

       The Buyer and the Sellers will co-operate fully to ensure that the following matters are completed as soon as possible after Completion:

              (a) legal publicity formalities relating to the decisions of the shareholders meetings of the Companies held at Completion;

              (b)  implementation of the rebranding plan for the Companies;

              (c) registration by the Company of the following internet site names: InsigniaBourdais.com; InsigniaBourdais.fr.

4.5    Property Management Joint Venture

       4.5.1 On 5 September 2000, the Company and Bourdais on the one hand and SCIC and GFF (hereafter collectively referred to as "GFF") on the other hand entered into the Property Management Joint Venture.

              The Property Management Joint Venture provides for the termination of the contract, should GFF and Bourdais not agree on the legal and financial terms (provided for by clause 3.1 of the contract) before 31 December 2000.

              The parties to the Property Management Joint Venture did not reach an agreement before 31 December 2000. No formal and written amendment to the Property Management Joint Venture has been executed to extend the time limit granted to reach a final agreement on the terms still to be agreed.

              As a result of the above and according to the latest discussions between GFF and Bourdais, GFF and Bourdais have agreed on the sale of SPGI and Martel &

              Bourdais to GFF. GFF and Bourdais intend to enter into new discussions as soon as possible with the Buyer in view of agreeing on the terms and conditions of a new property management joint venture agreement.

       4.5.2 The parties hereby undertake to fully co-operate to allow the Company and Bourdais to come to an agreement with SCIC and GFF providing, based upon Clause 4.5.1, for either (i) the setting up of a new property management joint venture taking into account the change of control of the Company and Bourdais and satisfactory for the Sellers and the Buyer or (ii) the management of the consequences of the failure to set up the initially contemplated Property Management Joint Venture under satisfactory terms for both the Company and GFF group as well as for both the Sellers and the Buyer. The Sellers will and will procure that the Companies allow the Buyer to be actively involved in the negotiations with SCIC and GFF, and the Sellers, the Companies and the Buyer will consult with each other prior to any decision being taken in respect of the relationship between the Companies and GFF in relation to property management.

4.6    Real property

       The Companies occupy the premises of which a list is set out in Schedule 4.6.(a) by virtue of financial leases (credit-bail immobilier). The Parties hereby agree that these financial leases will be assigned to a Sellers' Affiliate which at Completion will enter into a commercial sub-lease (a model of which is set out in Schedule 4.6.(b)) with Bourdais.

       In the event that within two years of the date of Completion all or any part of the premises identified in Schedule 4.6.(c) are sold or otherwise disposed of, directly or indirectly (e.g. by way of assignment of financial lease(s), disposal of the shares of the Company(ies) owning the premises...) by the Sellers' Affiliates which own them and/or to which they are assigned under this clause, the capital gain made by the Sellers' Affiliates on such sale shall be split equally between such Sellers' Affiliates and Bourdais. A separate agreement detailing the provisions of this sub-clause shall be entered into by the Sellers' Affiliates and Bourdais at the latest at the Completion Date substantially on the terms of the draft attached as Schedule 4.6(d). An example of the calculation of the split is also set out in Schedule 4.6.(d).

       A Sellers' Affiliate is to purchase the premises of which a list is set out in Schedule 4.6.(e), and will enter into a commercial lease (a copy of which is set out in Schedule 4.6.(f)) with Bourdais.

       SCI 160 Haussmann and Bourdais will enter into a new commercial lease a copy of which is attached as Schedule 4.6(g) at Completion at the latest.



                   SECTION 2 - REPRESENTATIONS AND WARRANTIES

5.     REPRESENTATIONS AND WARRANTIES OF THE SELLERS

       The Parties expressly recognise that the representations and warranties contained in this Clause 5 constitute a necessary and determining condition of Buyer's undertaking to purchase the Shares under the terms of this Agreement. Without prejudice to any legal warranties, the Sellers represent and warrant the following at the Date of this Agreement as well as, unless otherwise stated, at the date of Completion pursuant, inter alia, to the certificate referred to in Clause 4.3.1
       (h):

5.1    Capacity of the Sellers

       5.1.1 The Sellers have full capacity to enter into this Agreement, to perform their obligations under this Agreement and to benefit from the rights contained herein.

       5.1.2 With the exception of those which are a Condition Precedent, there exists no consent, authorisation or judicial decision which is necessary for the Sellers to execute and to perform their obligations under this Agreement and which has not yet been obtained. The Sellers represent, in this respect, that they have satisfied in accordance with the conditions required by Article L.432-1 of the Labour Code (Code du Travail) all of their obligations which are set out therein.

       5.1.3 This Agreement validly binds the Sellers in accordance with its terms.

5.2    Incorporation of the Companies

       5.2.1 The Companies have been duly incorporated, validly exist, are fully entitled to own their assets and carry on their activity. The Companies are validly registered and have validly registered their registered offices as well as their branch offices. The Companies are not subject to any proceedings, whether commenced or not, with a view to preventing or settling difficulties in the business (prevention et reglement amiable des difficultes des entreprises) nor are the Companies subject to reorganisation or liquidation proceedings and there are no grounds for making one of the Companies subject to such proceedings. Likewise, they are not, nor have they ever been the object of a petition seeking to declare their dissolution or their nullity.

       5.2.2 The corporate bodies of the Company and the Subsidiaries function in accordance with applicable laws and regulations and all the register, books and documents (especially relating to accounting matters) of the Company and the Subsidiaries have been and are regularly maintained.

5.3    Share capital

       5.3.1 A up-to-date list of the shareholders of each of the Companies as at the Date of the Agreement is set out in Schedule 5.3.1.

       5.3.2 The Shares, the Subsidiaries Shares and the Other Shares make up all of the share capital of the Companies.

       5.3.3 The Shares, the Subsidiaries Shares, the Other Shares and the Warrants are the only financial securities issued by the Companies.

       5.3.4 The Shares, the Subsidiaries Shares and the Other Shares are fully paid-up. They have been validly issued and the Shares, the Subsidiaries Shares and Other Shares are transferable in the conditions set forth in the Companies' respective by-laws.

       5.3.5 Except as set out in Schedule 5.3.5, the Shares are free from all Encumbrances.

       5.3.6 The Sellers and the Companies have full ownership of the Shares and Subsidiaries Shares they own as described in Schedule 5.3.1.

              The Sellers and the Non Family Shareholders who have agreed to sell their shares in the Company to the Buyer as provided in this Agreement will have at Completion full ownership of at least 95% of the Shares and the Company will hold 100% of Bourdais Gerance and at least 95% of the share capital and the voting rights of Bourdais and Bourdais will hold at least 95% of the shares in Bourdais Expertises SA and 100% of the share capital and voting rights of the other Subsidiaries. The rights of ownership of the Sellers and of the Companies at Completion over the Shares and the Subsidiaries Shares will be regular and will not give grounds for opposition by a third party.

       5.3.7 Except as set out in Schedule 1.1.1(m), the Companies have not given any undertaking whatsoever to increase their share capital through options, conversions, exchanges or any other means. The Companies have not put in place nor taken any measure to put in place, any plan to subscribe for or to buy shares (plans d'options ou de souscription d'actions).

       5.3.8 Except as set out in Schedule 5.3.8, as at Completion there is no agreement or contract in respect of the Shares and the Subsidiaries Shares binding the shareholders or members of the Companies between themselves or against any third party.

5.4    Interests- Profit sharing agreements

       5.4.1 Except as set out in Schedule 5.4.1 (i), the Companies are not the owners of any direct or indirect interest of whatever amount in a company or in an entity where the partners liability is joint and several and/or indefinite and except as set out in Schedule 5.4.1
              (ii) have never been partners or shareholders of entities of this nature in respect for which they may still be liable. No Company holds a directorship in or is an officer of a company other than the Companies, nor can it be held to be a de facto manager, it being specified that JCB is a member of the board of the companies listed in Schedule 6.6.6.

       5.4.2 Except for the legal compulsory regime for interested salaried employees, the Companies are not bound nor have they undertaken to be bound by any contract or agreement seeking to share all or part of the profits attributable to the Shares and the Subsidiaries Shares with any third party other than in the ordinary course of business.

       5.4.3 The obligations and liabilities of the Companies in respect of the minority shareholdings in SEM 92, Immob Aquitaine, FNAIM and GIE Immostat are limited to the amount of their contribution to the share capital of each of those companies.

5.5    French Completion Accounts

       The French Completion Accounts have been prepared in accordance with the books and records of the Companies in conformity with the Accounting Methods and Principles applied on a basis consistent with those applied by the Companies in preparing previous accounts. The French Completion Accounts are true and accurate (reguliers et sinceres) and give a fair view (image fidele) of the financial situation and of the assets and liabilities of the Companies as at 31 March 2001 as well as of the operating result during the corresponding period.

5.6    Off balance sheet liabilities

       5.6.1 All the liabilities, whether or not contingent, of the Companies are reflected in the French Completion Accounts in accordance with the Accounting Methods and Principles and sufficient provisions in accordance with the Accounting Methods and Principles have been booked in respect thereof.

       5.6.2 The approval of the accounts in relation to the current financial year by the Buyer in a shareholders meeting of the Company or by the Company in a shareholders meeting of the Subsidiaries will not be deemed to derogate from the representations and warranties contained herein nor will it exempt the Sellers from any liabilities.

       5.6.3 Except as set out in Schedule 5.6.3 the Companies have not agreed to any security, charge, guarantee, encumbrance or letter of comfort for the performance of contractual undertakings either by third parties or by the Companies or by the Sellers other than in the ordinary course of business.

       5.6.4 Except for as set out in Schedule 5.6.4, the Sellers and/or the Sellers' Affiliates have not given any security, charge, guarantee, pledge or letter of comfort for the performance of any of the undertakings of the Companies.

       5.6.5 There exist no off balance sheet liabilities other than those mentioned in the French Completion Accounts and in Schedule 5.6.5.

5.7    Corporate officers and employees of the Companies

       5.7.1 The list of salaried employees and corporate officers of the Companies set out in Schedule 5.7.1 contains details of their contracts, age, seniority, category and classification as the case may be, as well as their remuneration (including all bonuses and benefits in kind).

       5.7.2 No person other than the employees listed in Schedule 5.7.2 can claim to be in a position of subordination (lien de subordination) with any of the Companies.

       5.7.3 Copies of agreements and contracts entered into by the Companies with the Executives are set out in Schedule 5.7.3 (i). At the Date of the Agreement, except as set out in Schedule 5.7.3 (i), none of the individuals referred to in the said Schedule has given or been given notice or to the Sellers' knowledge threatened to terminate his relationship with the Companies or indicated that he is considering terminating his position.

       5.7.4 Schedule 5.7.4 defines for each of the Companies the applicable collective agreements and details in respect of each Company and for each distinct entity (etablissement distinct):

              (a) the collective agreements (conventions collectives) and the applicable internal agreements;

              (b) the systems of remuneration including bonuses, commissions, and benefits in kind in favour of all personnel or certain categories of salaried employees;

              (c) participation agreements, profit sharing, saving-plan agreements and stock-option plans ;

              (d)  the system in respect of insurance and retirement benefits;

              (e) the customs and practices applicable to all personnel or to certain categories of salaried employees giving rise to supplementary collective benefits and those arising out of law or the collective agreements;

       5.7.5  Set out in Schedule 5.7.5 for each of the Companies:

              (a)  standard work contracts of employees;

              (b) standard work contracts of salaried executives not referred to in Schedule 5.7.3;

              (c) a copy of settlement agreements signed with the salaried employees and corporate officers of the Companies entered into within twelve (12) months preceding the Date of this Agreement;

              (d) all undertakings, other than those contained in the settlement agreements referred to in (c) above, giving to the salaried employees concerned additional benefits to those referred in Schedules 5.7.1, 5.7.3 and 5.7.4;

              (e) a note providing the essential terms of loan contracts entered into between employees and the Companies and the sums outstanding due on the Date of this Agreement.

       5.7.6 The Companies comply and have always complied with all provisions of labour law the violation of which carries a penalty such as but not limited to, a fine or imprisonment and with all applicable material social security provisions in particular in respect of working hours, health and safety in the workplace. And there has not been any material contravention of any agreement, contract or undertaking referred to above.

       5.7.7 The retirement plans, profit-sharing agreements, participation and saving-plan agreements referred to in Schedule 5.7.4 are managed in accordance with the applicable laws and regulations and the sale and purchase of the Shares is not likely to modify the rights of the employees or officers by virtue of the said plans. The provisions registered in the French Completion Accounts cover all obligations in that respect in accordance with the Accounting Methods and Principles.

       5.7.8 Except as set out in Schedule 5.7.8 and Schedule 5.7.5, except as provided for in the French Completion Accounts and except for those which may be the consequence of the disputes and/or litigation set out in Schedule 5.7.15, the Companies do not have any liabilities whatsoever towards former employees or managers and in particular there are no obligations which have not yet been satisfied in respect of a breach of any employment or service contract or in respect of redundancy payments or payments for unfair dismissal or for not having respected any obligation to reinstate an employee.

       5.7.9 Except as set out in Schedule 5.7.9, no written undertaking to employ any additional person has been given by any of the Companies which is still binding.

       5.7.10 Except as set out in Schedule 5.7.10 (i) and Schedules 5.7.3 and 5.7.4, as the case may be, the corporate officers or managers of the Companies do not benefit from any employment contract, service contract with any one of the Companies or from any particular benefit given by any of the Companies. Similarly, no corporate officer has collected any remuneration from any of the Companies. The list of the corporate officers or managers holding Other Shares are set out in Schedule 5.7.10 (ii).

       5.7.11 The Companies have not committed themselves in any way towards any employee or officer of the Companies (or former employee or officer of the companies) to pay a bonus or a remuneration of any sort, the payment of which is conditional upon the completion of part or all of the transactions contemplated by this Agreement. The sale or exchange of shares in Bourdais to the Company by the Non Family Shareholders and any other sale or exchange of shares of the Subsidiaries will not be deemed to be such a payment.

       5.7.12 Likewise Completion will not give rise to an obligation on the part of the Companies to pay any sum, or to pay in advance or to increase the amount due to any of the employees or officers (whether still in employment or still officers or not). It is agreed that this Section shall not apply where any Employee leaves or is dismissed after Completion.

       5.7.13 Except as set out in Schedule 5.7.13, there is no collective redundancy or social plan for whatever reason in the Companies and there have been no collective redundancies during the previous twelve (12) months.

       5.7.14 For the past twelve (12) months, there has not been any personnel collective conflict (conflit collectif) in the Companies and there exists no threat of such conflict.

       5.7.15 Schedule 5.7.15 sets out (i) the current employment litigation (including all disputes with the collection bodies of the social security contributions and unemployment benefits or similar bodies as well as dispute and/or litigation with the labour administration) and details the parties who are subject to such proceedings, the subject-matter of the litigation, the stage of the proceedings, the sums claimed from the Company concerned, as well as the amount of the provisions made for such proceedings in the French Completion Accounts, and (ii) the disputes and/or litigation which the Companies estimate they may be involved in and the possible sums due in this respect.

       5.7.16 Schedule 5.7.16 lists the material observations, investigation, letters before action and minutes made by the Labour Inspectors (Inspecteur du Travail) having jurisdiction over the Companies and their branches (etablissements) over the course of the previous two (2) years together with a description of the corrective action taken, as the case may be. The works provided for in the leases set out in Schedules 4.6 (b), (f) and (g) will be sufficient for compliance with the remarks made in Schedule 5.7.16.

       5.7.17 Schedule 5.7.17 lists the controls, verifications and reassessments carried out by the collection bodies for contributions to the social security and unemployment insurance during the past two (2) years with respect to the Companies, together with a description of payments made and corrective measures taken as a consequence, as well as a list of potential reassessments which may be carried out in the future on the present operations of the Companies.

5.8    Real Property

       5.8.1  None of the Companies owns any building, land or premises.

       5.8.2 Subject to Clause 4.6, the Companies are tenants of the Rented Premises listed in Schedule 5.8.2. Except for those items set out in the same Schedule, the leases or sub-leases in respect of the Rented Premises are all commercial leases as governed by articles of the Commercial Code. Subject to the same Schedule, the Companies benefit from the commercial ownership in respect of the Rented Premises and all publications and necessary authorisations in this respect have been obtained. The Companies have complied with their material obligations pursuant to the leases or sub-leases and none of the Companies are subject to an order or decision of non-renewal. To the Sellers' knowledge, there is no risk that the Rented Premises be declared dangerous or unfit for use, nor do they make it necessary for the occupiers thereof to perform works with a view to complying with the applicable regulations, bearing in mind the activities currently performed therein. The Companies are up to date in payment of all due rent, and have not received any notice of pending rent reviews, increased costs, dilapidations or other which would amend their obligations under the leases or sub-leases listed in Schedule 5.8.2.

       5.8.3 The Rented Premises are, together with their equipment, in a good state of repair.

       5.8.4 The financial leases or those leases containing a purchase option in respect of the premises, the leases or the sub-leases in respect of the Rented Premises are not subject to any contentious opposition save for the disputes and litigation referred to in Clause 5.16. To the Seller's knowledge, there does not exist any event which may lead to the termination of the leases or sub-leases or which may render the leases or sub-leases void.

       5.8.5 Except as set out in Schedule 5.8.5, the Companies have not granted any leases or sub-leases to a third party. All of the Rented Premises are used for the needs of their activity to the exclusion of all personal and employee accommodation needs.

       5.8.6 No decision has been notified by an administrative authority which may restrict or modify the use by the Companies of the Rented Premises.

       5.8.7 Except as set out in Schedule 5.8.7 (e.g. the Premises), the Rented Premises constitute all the real property necessary for the Companies to carry out their activities whatever such activities may be and there is no other lease, financial lease or other title of occupation in respect of the fixed assets other than the Rented Premises.

       5.8.8 Except as set out in Schedule 5.8.8, there exists no undertaking or obligation to buy real property, to enter into a financial lease or to enter into a lease given by the Companies.

       5.8.9 As a result of the assignment of the financial leases referred to in Clause 4.1.9 none of the Companies will have or incur any obligation, expense or liability of any nature pursuant to such financial leases.

5.9    Assets

       5.9.1 The Companies have good title to all of the material Assets used in their activity except those Assets which they use by virtue of financial lease contracts or any other lease, each of which is set out in Schedule 5.9.1. The material Assets are free from any Encumbrance or third party rights. The material Assets exist, are in the possession of the Companies and constitute all of the material Assets which are necessary for the carrying out of the activities of the Companies in their ordinary business.

       5.9.2 All the material Assets are in a good condition and working order, fit for their particular purpose and are well maintained and repaired.

       5.9.3 All the financial leases and lease contracts in respect of the material Assets are in force, consist of contracts entered into under normal conditions, and have not been and will not be terminated before the date of Completion other than in the ordinary course of business.

       5.9.4 The Companies will be able to validly exercise on the appropriate date the options that they hold in respect of the financial leases.

5.10   Receivables- Provisions

       5.10.1 In the Companies' reasonable judgement, the receivables, net of provisions, shown in the French Completion Accounts which remain outstanding at the Last Accounting Date are certain, liquid and due at the Date of this Agreement or will be on the date on which they are due and payable; they have been provided for in accordance with the Accounting Methods and Principles. To the Sellers' knowledge, none of the receivables are subject to a counterclaim or indemnities and no receivable due and payable before or at the Date of this Agreement has not been paid except those receivables provided for in the French Completion Accounts. The receivables, net of any provisions booked in the French Completion Accounts, have been or will be paid within six months of Completion except as stated in Schedule 5.10.1.

       5.10.2 The receivables which have arisen and have been booked in accordance with Accounting Methods and Principles or will arise and will be booked between 1 April 2001 and the date of Completion will be paid within six months of Completion for the amount net of any provisions for which they have been booked in the accounting records of the Companies in accordance with Accounting Methods and Principles, except as stated in Schedule 5.10.2.

       5.10.3 The Companies have made provisions in accordance with the Accounting Methods and Principles for rebates, discounts and other benefits and undertakings agreed to with their clientele whether immediate or annual and more generally, all provisions necessary in accordance with the Accounting Methods and Principles have been made for all impositions direct or indirect and which are or could be a burden on the Companies.

5.11   Business

       The Companies are owners of their business without any restriction. The businesses of the Companies have always been run (and are run) in a normal and proper way with the object of maintaining their activities and preserving their existence as businesses. They are not subject to any Encumbrance and are not subject to any leasing arrangements (location gerance).

5.12   Intellectual Property Rights and software rights

       5.12.1 The Companies are without restriction legitimate owners of the Intellectual Property Rights that they use in carrying out their activities. A list of Intellectual Property Rights indicating their lodging and/or registration in France, other countries and internationally when such registration is required by the applicable legislation, is set out in Schedule 5.12.1. These registrations and/or lodging with the appropriate authority are regular and enforceable and cannot be the subject of any opposition whatsoever in particular through lack of payment or insufficiency of use.

       5.12.2 Except as set out in Schedule 5.12.2 and except for the use of the "ONCOR" brand name, the Companies do not use any Intellectual Property Right belonging to third parties and have never been informed of any claim in this respect.

       5.12.3 The Companies are not aware of, and have not drawn up any claim nor undertaken any action concerning, the use by a third party of the Intellectual Property Rights.

       5.12.4 Schedule 5.12.4 details the computer software used by the Companies and sets out for each of them, whether such computer software belongs to the Companies or whether one or more of the Companies has a licence in respect of it. The Companies have not granted a licence to any third party in respect of the computer software belonging to them and they have no knowledge of any use of such computer software by any third party. None of the Companies use without authorisation, computer software belonging to third parties and have not been informed of any claim in this respect.

       5.12.5 The Intellectual Property Rights and computer software listed in Schedules 5.12.1 and 5.12.4 constitute all of the intellectual property rights and computer software necessary for the carrying out of the activities of the Companies in the ordinary course of business as carried out in the twelve (12) months preceding the Date of the Agreement.

       5.12.6 Except as set out in Schedule 5.12.6, no entity other than the Companies is entitled to use, or to the Sellers' knowledge uses, the Bourdais name.

5.13   Insurance

       5.13.1 Schedule 5.13.1 lists all the insurance policies entered into by the Companies.

       5.13.2 These policies cover all the property and assets and extend to all risks which have to be or are normally insured against with regard to the activity carried out by the Companies pursuant to usual and standard conditions, and in particular, they cover operating loss and professional liability.

       5.13.3 Schedule 5.13.3 sets out the incidents for the previous two (2) accounting periods in respect of which the Companies have made claims or notified potential claims under the policies set out in
              Schedule 5.13.1 together with the amount of payments made by the insurance companies under such policies which exceed FRF 100,000.

       5.13.4 The Companies are up-to-date with the payment of their premiums in respect of the policies mentioned in Schedule 5.13.1 and have complied with all formalities and contractual clauses contained in such policies; none of the Companies has been informed by the insurance companies concerned of their intention to increase the premiums, or to terminate the policies or not to renew them.

5.14   Loans

       5.14.1 The Companies benefit from medium and long-term loans and other financial aids whether or not repayable, as set out in Schedule
              5.14.1 (which sets out notably the amount, the duration and the guarantees in respect of the loans in question).

       5.14.2 Set out in Schedule 5.14.2 and Schedule 4.3.1(m), are loans and other financial aids given by the Companies to third parties or between the Companies themselves.

       5.14.3 All of the loans and financial aids have been regularly given and contain normal and standard conditions.

       5.14.4 The Companies comply in all respects with their contractual obligations pursuant to the loans set out in Schedule 5.14.1. Such loans are not subject to any contentious opposition, except for those disputes and litigation referred to in Clause 5.16.

       5.14.5 Except for those items set out in Schedule 5.14.5, the Companies have not been granted any subsidy or State aid and have not benefited from any forgiveness of debt.

       5.14.6 The loans to the Excluded Businesses and the amounts of share capital in the Excluded Businesses will not vary from the amounts shown in Schedule 4.3.1(m) until the date of disposal of any Excluded Business. For the avoidance of doubt, any breach of this clause which is remedied by application of Clause 3.11 shall not be a Loss and shall not be indemnifiable under this Agreement.

5.15   Environment

       No employee or former employee of the Companies suffers or is likely to suffer from illness or disability as a result of exposure in the context of his/her activities in the Companies to any toxic substances and in particular asbestos.

5.16   Litigation

       5.16.1 Subject to the information contained in Schedule 5.16.1, none of the Companies is subject to any claim from third parties, contentious or non-contentious, for an individual sum in excess of FRF 200,000 and the total amount of third party claims, contentious or not, of an individual amount less than or equal to FRF 200,000 does not exceed FRF 1,000,000.

       5.16.2 Except for the litigation described in Schedule 5.16.2, the Companies are not subject to any litigation, legal proceedings, investigation or administrative proceedings or arbitration, for a claim in excess of FRF 200,000 and to the Sellers' knowledge there is no fact or event which suggests that such proceedings may arise.

       5.16.3 None of the sanctions set out in clauses 131-37 to 131-49 of the new French Penal Code (Nouveau Code Penal) have been pronounced against the

              Companies. In the same manner, to the Sellers' knowledge no judicial procedure is under way which might result in the Companies being made subject to the aforementioned sanctions.

       5.16.4 In the Companies' reasonable judgement, any litigation which the Companies are or may be subjected to is sufficiently provided for in the French Completion Accounts to guarantee all risks and liabilities associated with such litigation.

       5.16.5 The Companies have not been notified by any administrative body whatsoever of a breach of a legal or regulatory provision, and the Companies have not been subject to any judgement or order affecting them or affecting their activities or their assets or which could affect their financial situation.

5.17   Customers

       5.17.1 Schedule 5.17.1 contains a list of the clients who generated more than 1% of the turnover of any of the Companies over the twelve
              (12) months to 31 March 2001, together with the current contracts/mandates entered into with such clients, as well as details of claims by such clients over the twelve (12) months to 31 March 2001.

       5.17.2 Except as set out in Schedule 5.17.2, none of the Companies has received any notice from any of the clients referred to in
              Schedule 5.17.1 indicating that it intends to terminate its relationship or significantly reduce its level of activity with any or all of the Companies, immediately or in the future.

5.18   Contracts

       5.18.1 Schedule 5.18.1 contains an exhaustive list of the contracts entered into by any of the Companies:

              (a) of a duration in excess of two (2) years and/or involving an amount of FRF 500,000 or more per annum (other than any employment contracts, commercial leases and other contracts specifically referred to or listed in the other Schedules); or

              (b) which can only be terminated by the paying of an indemnity greater than FRF 200,000 or requiring a period of notice of more than three (3) months; or

              (c)  with sub-contractors; or

              (d)  with consultants; or

              (e) limiting the ability of the Companies to carry out their activities particularly by way of a non-compete clause in respect of properties over 50,000 sq ft; or

              (f) in respect of mergers, contributions, purchase of assets, shares or parts including in particular representations and warranties still in force; or

              (g) organising with (a) third party(ies) the rules in respect of the holding of share capital or the control of a company or an undertaking; or

              (h) setting forth the conditions to which one of the Companies must comply in order to benefit from an aid or a grant from a public authority; or

              (i) in respect of mandates from banks or other financial intermediaries; or

              (j) in respect of research and development or the transfer of know-how; or

              (k)  in respect of collaboration or franchise arrangements; or

              (l)  entered outside the normal course of business.

       5.18.2 The Contracts referred to in Clause 5.18.1 (the "MATERIAL CONTRACTS") are sufficiently legally documented to enable the Companies to exercise their rights thereunder. The Material Contracts have been validly entered into, are in full force and effect and are not subject to any contentious or non-contentious claim other than that described in Clause 5.16. The Companies have complied with their material contractual obligations and to the Sellers' knowledge and except as set out in Schedule 5.18.2 there exists no event which may give rise to termination or amendment of said contracts or render the contracts void or which may authorise a third party to demand prompt payment or the payment of a penalty clause or give rise to any liability on the part of any of the Companies or their respective officers, directors or employees.

       5.18.3 There exists no contract or undertaking containing a termination clause or a prompt payment clause or a modification to the provisions in the event of a change of control within the Companies as defined in article L.233-16 of the Code de Commerce or a change in the management team of the Companies except as described in Schedule 5.18.3.

       5.18.4 All payments provided for in the contract between Immo-by-tel and Bourdais were made prior to 31 March 2001.

5.19   Relationships with the Sellers and the Executives

       5.19.1 Except for relations and contracts referred to in Schedule 5.19.1, the Companies have not and have never had relations with the Sellers and the Executives other than as a company with its shareholders and employees, and in particular none of the
              Companies:

              (a) is a creditor or a debtor of any of the Executives in respect of any payment other than under contracts of employment contained in Schedule 5.7.3 or is a creditor or a debtor of any of the Sellers;

              (b) uses, either gratuitously or for payment, any property belonging to the Sellers or the Executives;

              (c) has given to the Sellers or the Executives any particular right over its assets; and

              (d) has generally entered into with the Sellers or the Executives any agreement or arrangement whether or not, written or implied other than under contracts of employment contained in
                   Schedule 5.7.3

       5.19.2 Sellers and Executives in Clause 5.19.1 shall include the Sellers' Affiliates and the Executives' Affiliates.

5.20   Tax Regulations

       5.20.1 The Companies have always been in accordance with the Tax Regulations whether French or foreign.

       5.20.2 The Companies are up to date in the payment of all Taxes. Adequate provisions have been made in the French Completion Accounts in accordance with the Accounting Methods and Principles for all future Taxation.

       5.20.3 The Companies have made and filed all declarations and have complied with all formalities required by the Tax Regulations in the form required and within the necessary time limit. These declarations have always been and remain exact and complete and contain no error, omission, inexactitude or material item which is missing.

       5.20.4 The basis and amount of Tax for which the Companies have been or are liable has always been determined in a correct manner in conformity with the Tax Regulations in force and are not to be adjusted or reassessed.

       5.20.5 The Companies are not the subject of any current tax examination in relation to the Taxes and the Companies are not aware, directly or indirectly, of any tax examination in respect of Taxes or any enquiry instigated by an administrative authority leading, or likely to lead to the payment of a Tax or a reassessment of any Tax basis. The Companies have not received any notice of reassessment nor have they otherwise been informed (in writing or orally) by any administrative authority of its intention to carry out any reassessment whatsoever.

       5.20.6 The Companies have not entered into any agreement or transaction which might be reassessed, rejected or re-qualified on the grounds that the Companies have attempted to evade, circumvent or reduce its Tax obligations or that of another person.

       5.20.7 The Companies have not entered into any agreement or transaction or obtained any concession, allowance or abatement in respect of a Tax, with any administrative or political authority whatsoever, that is not based on a strict application of the Tax Regulations.

       5.20.8 The sale of the Shares will not lead to any Taxation on the Company or one of the Companies or a loss or the placing into question of any Tax advantage or of any particular tax regime.

       5.20.9 The Companies benefit from the tax and social benefits as well as the grants or other public subsidies listed in Schedule 5.20.9. Except as set out in

               Schedule 5.20.9, the Companies have not obtained any tax or social benefit (such as an exemption or a modification of the Taxation) which could be withdrawn, lost, or questioned. The Companies comply with all provisions of all social and tax benefits, all agreements or subsidies that they have received. All tax-credits (including any tax concessions "avoirs fiscaux") have been used in accordance with the Tax Regulations.

       5.20.10 The Companies benefit from carried-forward tax losses (including deferred depreciation) and "carry back" debts listed in Schedule
               5.20.10. The debts referred to in this same Schedule are true, accurate and fair in its sum and is capable of being repaid in whole or used as payment for the Taxes that the company concerned will be owed in the future.

       5.20.11 The Companies are not members of a tax group set-up in accordance with the provisions of article 223 A and seq. of the French General Tax Code (Code General des Impots).

       5.20.12 The Companies incorporated under the laws of France are and have always been exclusively registered in France for the purpose of Taxes.

       5.20.13 None of the Companies uses an entity or holds directly or indirectly shares, parts, financial rights, or voting rights in a company or a group falling within the conditions of article 209 B of the French General Tax Code (Code General des Impots). None of the Companies owes sums, or has made payments or transfers falling within article 238 A of the French General Tax Code (Code General des Impots). None of the Companies has transferred assets outside France in circumstances defined in article 238 bis-0 I of the French General Tax Code (Code General des Impots). The Companies are not and have never been a service supplier within the meaning of article 155 A of the French General Tax Code (Code General des Impots).

       5.20.14 The Companies have never been party to a transfer, sale, exchange, contribution or assignment of any kind, for which they would not have paid registration duties, contribution or transformation fees, stamp duty, real estate registration taxes or any other charge which they would be legally or contractually bound to pay.

       5.20.15 With the exception of those items set out in Schedule 5.20.15, none of the Companies benefit from a particular tax regime conditional to an undertaking given on their part. For those Companies benefiting from such a regime, the undertakings subject to which the particular tax regime has been granted have always been and remain fully respected.

       5.20.16 Except as detailed in Schedule 5.20.16, none of the Companies benefit or have benefited from a grace period, deferred or change in levy, due to the occurrence of an event before the date of Completion.

       5.20.17 Except as indicated in Schedule 5.20.17, the value of the assets and liabilities of the Companies appearing in the French Completion Accounts corresponds to the tax value of the said assets and liabilities.

       5.20.18 The Companies, which have been party to any restructuring operation (such as a merger, partial contribution of assets, assets contributed to capital exchange or contribution of shares or otherwise) have regularly entered into all undertakings giving rise to the special tax regime which they have called upon and which they have followed in the course and following such restructuring operations. Such undertakings have always been and are still complied with.

       5.20.19 The Companies possess all the documents necessary to justify the information contained in the documents or declarations referred to in Clause 5.20.3 as well as their decisions in respect of the application of the Tax Regulations. The Companies possess all the documents necessary to prove the existence and amount of all deferrable deficits, tax-credits, tax concessions (avoir fiscal) or claims against a tax authority which they could have recourse to or from which they could obtain reimbursement. More generally, the Companies satisfy their legal and regulatory obligations (such as commercial regulations) regarding the period during which they must maintain certain documents.

5.21   Bank accounts, delegations of power, etc.

       5.21.1 Schedule 5.21.1 lists the bank accounts and safety deposits in the name of the Companies and sets out the authorised signatories as well as the required conditions, in particular in relation to joint signatories, for the operation of the accounts and access to the safety deposits.

       5.21.2 Schedule 5.21.2 contains a list of all nominated signatories, delegations of power, proxies and authorisations of whatever nature and form granted by the Companies to any person for other purposes than the operation of bank accounts.

5.22   Impact of the introduction of the Single European Currency

       No investment is necessary in order to deal adequately with the introduction of the Single European Currency or has been insufficiently provided for.

5.23   Authorisations and other permits

       5.23.1 In the countries where the Companies exercise an activity, or in those countries affected by the activities of the Companies:

               (a) the Companies and/or the employees, as the case maybe, have all the Authorisations necessary for the exercise of their activity, such as it is currently exercised. These Authorisations, a list of which appears as Schedule 5.23.1, are in full force at the date of Completion and will remain in force for the duration for which they were granted;

               (b) the Companies and/or the employees, as the case maybe, are members of all professional organisations which are directly or indirectly necessary for the carrying out of their activities;

               (c) the Companies or the employees, as the case maybe, have not received any notification from a competent authority bringing into question the Authorisations or substantially modifying their contents or casting doubt on their renewal, except for those items set out in Schedule 5.23.1.

       5.23.2 There exists no fact or event capable of leading to the revocation, suspension or the placing into question of the Authorisations applicable to the Companies and/or the employees, as the case maybe, or which may lead to the liability of the Companies or the liability of their managers, officers or employees.

5.24   Laws and regulations

       5.24.1 The Companies have always complied with the material provisions of all laws and regulations (for the property transaction business in accordance with usual practice and in the same manner as their competitors) as well as all time-limits of all authorities or other administrative bodies which are or have been applicable to them.

       5.24.2 No criminal sanction has been pronounced against the Sellers, the managers in fact or in law of the Companies, or the holders of the Authorisations. In the same manner, no proceedings are currently under way which might lead to the prosecution of the Sellers, the managers in fact or in law of the Companies or the holders of the Authorisations.

       5.24.3 The Companies will not be held criminally liable in relation to a breach of any law or regulation further to the terms of article 121-2 of the new French Penal Code (Nouveau Code Penal).

       5.24.4 Except for as set out in Schedule 5.24.4, the Sellers, the managers in fact or in law of the Companies or the holders of Authorisations cannot be held criminally liable by virtue of any offence as provided for in legislation or applicable regulations.

       5.24.5 No Company is a party to or implicated in an agreement, decision, association or concerted practice nor has put into effect a practice or decision:

               (a) prohibited by articles 85 and 86 of the Treaty of Rome or by national legislation relating to competition law;

               (b) has been made the subject of a demand of declaration of inapplicability or negative attestation or exemption by the European Commission or national competition authorities or an undertaking from the European Commission or national competition authorities.

       5.24.6 No authorisation, whether or not administrative, is necessary in respect of the purchase of the Shares except the shareholders' approval set out in Clause 4.3.1 (g) since neither IFG nor the Buyer has any business in France.

5.25   Effect of the transfer of the Shares

       To the Sellers' knowledge, the transfer of the Shares to the Buyer as well as the completion by the Sellers of their obligations pursuant to this Agreement will not affect in an adverse way the legal situation of the Companies and except as set out in Schedule 5.25.1 will have no effect on the rights and obligations of the Companies in respect of any person. In particular but not exhaustively:

               (a) They will not lead to the breach of any legal provision, regulation or decision of any nature, judicial or otherwise;

               (b) They will not give to any person the right to amend, terminate or revoke any of the Authorisations or subsidies, premiums, exemptions, tax credits, reduced-rate loans or other public aid;

               (c) They will not give any person the right to escape the terms of a pledge, guarantee, comfort letter or any other document of a similar nature based on security or the support of the undertakings of the Companies.

5.26   Material adverse change

       Since the Last Accounting Date and except as set out in Schedule 5.26 or as provided for in this Agreement:

               (a) There has occurred no identifiable event which affects or could affect in a materially adverse way the assets and liabilities, the financial situation or the operations of the Companies taken as a whole; neither the financial results of any of the Companies between 1 April 2001 and the date of Completion nor the terrorist events of 11 September 2001 and their consequences as known at the Date of the Agreement shall be considered an event which affects in a materially adverse way the assets and liabilities, financial situation, the operation or the ordinary course of business of any of the Companies;

               (b) There has been no declaration or payment of dividends or any other distribution to shareholders, nor any depreciation, increase or reduction in capital in the respect of the Companies;

               (c) The Companies have been managed in the ordinary course of business (en bon pere de famille) and no undertaking or obligation has been entered into which is outside the usual management of the Companies or which is subject to unusual terms and conditions;

               (d) The activities of the Companies have been carried out in the ordinary and normal course of business in such a way as to ensure their continuity, without significant alteration in their normal practice as regards client advice and seeking new business, management or operation;

               (e) The Companies have not disposed or committed to dispose of any material Assets other than in the ordinary course of business;

               (f) The Companies have in no way amended the Accounting Methods and Principles nor have revalued any assets, or written-off any debts or other assets which have been booked in the accounts and exceed FRF 100,000.

5.27 Subject to the restrictions on transfer of the IFG Shares and the IFG Top-Up Shares set forth in Clause 5.28, each of the Sellers and Non Family Shareholders represents and warrants to, and acknowledges and agrees with, IFG and the Buyer as follows:

       5.27.1 none of the IFG Shares and IFG Top-Up Shares have been or will be registered under the Securities Act, and such securities, to the extent offered, are being offered to him/her outside the United States in reliance on Regulation S;

       5.27.2 he/she is not a U.S. person (as defined in Regulation S) and is not acquiring the IFG Shares or the IFG Top-Up Shares for the account or benefit of any such U.S. person;

       5.27.3 for a period of one year following their respective date of issue, he/she will resell the IFG Shares or the IFG Top-Up Shares only: (i) pursuant to an effective registration statement registering the IFG Shares and the IFG Top-Up Shares under the Securities Act, (ii) in offshore transactions outside the United States in accordance with Rule 903 or Rule 904 of Regulation S, or (iii) pursuant to another available exemption from the registration requirements of the Securities Act; and he/she will not engage in hedging transactions with regard to the IFG Shares or the IFG Top-Up Shares unless in compliance with the Securities Act; and

       5.27.4 he/she understands that IFG is required pursuant to Regulation S to refuse to register the transfer of any IFG Shares or IFG Top-Up Shares in violation of the restrictions stated in Clause
               5.27.3 above, and any certificate representing the IFG Shares or the IFG Top-UP Shares shall bear a legend containing the acknowledgements and restrictions stated in Clauses 5.27.1 and
               5.27.3 above.

5.28 To the extent that IFG Shares or IFG Top-Up Shares have become transferable pursuant to Clause 5.27.3, each Seller and Non Family Shareholder covenants to IFG and the Buyer that he/she will not without the prior consent in writing of IFG dispose, except as provided under Clause 5.29, of any of the IFG Shares or IFG Top-Up Shares to be issued to him/her pursuant to this Agreement or any interest therein or any securities of IFG received by him/her by way of dividends or distributions in respect thereof or through subdivision, consolidation or otherwise.

5.29 Each Seller's interest in the IFG Shares to be issued to him/her pursuant to this Agreement shall become transferable as to 25% of such IFG Shares every six months commencing on the anniversary date of Completion. A certificate or certificates representing the IFG Shares issued to each Seller shall be delivered to such Seller bearing the legend referred to in this Clause.

5.30   Representations, Warranties and Schedules true and correct

       The representations and warranties contained herein, as well as the Schedules attached, are true, exact and complete as of the Date of this Agreement, and the Sellers have disclosed in writing to the Buyer all facts which in the Sellers' reasonable judgement, if they had been known to the Buyer, would have changed its intention to purchase the Shares or modified in a substantial way the conditions of its purchase.

5.31   Sellers' knowledge

       Reference to Sellers' knowledge in this Agreement shall be construed as the actual knowledge of any of the Sellers or knowledge which any of them has or should have after reasonable inquiry.

6.     OTHER OBLIGATIONS OF THE SELLERS

6.1    Shareholders' approval

       The Sellers undertake to ensure that the Company gives consent to the Buyer as well as to the transfer of the Shares in accordance with the conditions of this Agreement.

6.2    Ownership of the shares

        The Sellers undertake to allow the Buyer to review at a suitable time before Completion the share transfer register, shareholders accounts, share certificates and other documents evidencing the chain of ownership of the Shares and the shares in the Subsidiaries.

6.3    Management of the Companies up to Completion

       The Sellers warrant that from the Date of the Agreement until Completion without the prior written approval of the Buyer given by Alan Froggatt and except as provided in this Agreement:

               (a) no decision other than those referred to in this Agreement will be taken by the Companies which affects or could affect in a material and adverse way the assets and liabilities, financial situation or the profitability of the Companies;

               (b) no decision on the declaration or payment of dividends or any other distribution to shareholders, nor any depreciation, increase or reduction in capital will be taken in respect of the Companies except regarding the steps to distribute the Final Net Cash pursuant to Clause 3.4.;

               (c) the Companies will be managed in the ordinary of business (en bon pere de famille) and no undertaking or obligation will be entered into which is outside the usual management of the Companies or which is subject to unusual terms and conditions;

               (d) the activities of the Companies will be managed in the ordinary and normal course of business and in such a way as to ensure their continuity and without a significant alteration in their normal practice as regards client advice and seeking new business, management or operation;

               (e) none of the Companies will dispose or commit to dispose of any material Assets other than in ordinary course of business;

               (f) the Companies will not modify in any way the Accounting Methods and Principles and will not revalue any assets, nor write-off any debt or other assets which have been booked in the accounts and exceed FRF 100,000;

               (g) the Companies will enter into no new contracts for individual commitments for any of the Companies exceeding FRF 100,000;

               (h) there will be no aggregate annual pay review, or individual pay review for any employee at or above directeur level within the Companies ;

               (i) the Companies will not commit to any individual items of capital expenditure above FRF 100,000;

               (j) the Companies will make no commitment for expenditure by way of a corporate acquisition;

               (k) the Companies will not commit to any expenditure on signing on bonuses, variations of senior executive service contracts, or recruitment of personnel;

               (l) the Companies will not create new branches, other than the Marne-la-Vallee site which is included in the budget.

               The approval of the Buyer must be requested in writing. If the approval requested from the Buyer is not obtained within 5 (five) days of receipt of such request by the Buyer, then the approval of the Buyer is deemed to have been granted.

6.4    Situation at Completion

       6.4.1 The Sellers warrant that all the representations and warranties contained in Clause 5 above as updated in accordance with Clause
               6.4.2 will be true and complete at the date of Completion as if such representations and warranties had been given and granted as that date.

       6.4.2 The Sellers may only update the Schedules of this Agreement in order to take into account changes linked to the normal and ordinary course of business or which occurred after the Date of the Agreement without having substantial and adverse effect on the activities and operations of the Company. Other amendments to the Schedules will be of no effect on the Sellers' obligation to indemnify the Buyer in accordance with this Agreement.

       6.4.3 The Sellers will produce and deliver to the Buyer at the date of Completion a certificate drawn-up in accordance with the model set out in Schedule 4.3.1 (h), certifying in particular the completeness and accuracy of the representations and warranties at the date of Completion.

6.5    Right of access

       6.5.1 From the Date of this Agreement until Completion, the Sellers undertake with reasonable notice from the Buyer to allow the Buyer and its nominees and advisers reasonable access to the premises of the Companies as well as to consult in the same way, all accounting and corporate documents and more generally all documents in respect of the activities of the Companies in view of preparing for the integration of the Companies into the Buyer's group. In the same view, the Sellers further undertake that the salaried employees, corporate officers and advisers of the Companies will collaborate fully with the Buyer.

       6.5.2 The Sellers undertake to inform the Buyer without delay in respect of all significant events occurring after the Date of the Agreement likely to substantially and adversely affect the activities and operations of the Companies (including all events likely to adversely affect the financial results or evolutions prospects of the Companies) together with each breach of a substantial obligation.

6.6    Non-competition and confidentiality undertaking

       6.6.1 Except as a representative of the Company or with the previous written approval of the Board of the Company, JCB is prohibited on his own behalf and on behalf of his Affiliates for whom he shall be responsible, unless first authorised by the Buyer, for a period of four years from the date of Completion:

               (a) from undertaking directly or indirectly, within the area nationally and in the countries of the European Union, any activity which competes with or could have the effect of competing with the activities of the Companies as they exist at the Date of this Agreement, that is the Brokering and Advisory Business and the Property Management Business; JCB is prohibited in this respect in particular from being a salaried employee, corporate officer, consultant, partner or significant shareholder of any other business competing with the Companies. For the purposes of this Clause, a shareholding will be deemed significant if it represents under whatever form more than 5% of the share capital or of the voting rights of a competing entity; for the purpose of clause 6.6.1 (a), the term Affiliate shall exclude the descendants of the Sellers who may carry on competing businesses but shall not trade in any manner under the name Bourdais either on its own or in combination with another name.

               (b) from using or permitting the use of the name Bourdais in any business which competes or could have the effect of competing with the Brokering and Advisory Business and/or the Property Management Business.

       6.6.2 JCB is prohibited on his own behalf and on behalf of his Affiliates for whom he shall be responsible, unless first authorised by the Buyer, for a period of four years from the date of Completion, from soliciting or encouraging the managers, executives or salaried employees of the Companies to leave their present or future functions within the Companies or from recruiting directly or indirectly such managers, executives or salaried employees.

       6.6.3 JCB is prohibited on his own behalf and on behalf of his Affiliates for whom he shall be responsible, unless first authorised by the Buyer, for a period of four years from the date of Completion, from soliciting or interfering with, or endeavouring to entice away from any of the Companies any person, firm, company or entity who was a client of any of the Companies in the previous 12 months with whom JCB was concerned or had personal contact in the previous 12 months.

       6.6.4 JCB recognises that the consideration for the above obligations is included in the Purchase Price; as a consequence, JCB is prohibited from claiming against the Buyer and/or the Companies in this respect.

       6.6.5 Unless authorised by the Buyer in writing, the Sellers are prohibited on their own behalf or on behalf of their Affiliates, or of the managers, salaried employees or representatives of such Affiliates for which they are responsible, for a period of five
               (5) years from the date of Completion, to disclose to any person or entity any confidential information in respect of the Companies or their activities in particular in respect of commercial strategy, research and development and clientele, provided that such information:

               (i) is not in the public domain unless as a result of a breach of this Clause 6.6.4;

               (ii) is not required to be disclosed by applicable laws or regulations;

               (iii) is not required to be disclosed for the defence of the
                     Sellers' interests;

               (iv) for information concerning the Buyer, is not lawfully in the possession of the Sellers prior to and independently of communication by the Buyer.

       6.6.6 For the purpose of Clause 6.6, the Buyer's and or the Company's Board approval shall be deemed to be given in respect of (i) the Excluded Businesses, (ii) any financial interest, office or employment which JCB holds at the date hereof listed in Schedule 6.6.6, (iii) management of his personal and/or family assets including shares of any company controlled by JCB and his family,
               (iv) any item mentioned as an exception in JCB's terms of appointment set out in Schedule 4.1.6 (ii) and Schedule 4.1.7
               (iii).

6.7    Undertaking of exclusivity

       The Sellers undertake neither to transfer the Shares to a third party, nor to grant any third party any rights over the Shares or to take any step nor to engage in any negotiation in relation to acquiring any interest in the capital of the Companies for the duration of this Agreement, in other words until 31 December 2001, which may be extended pursuant to Clause 4.2.1.

6.8 The Sellers warrant that any expenditure incurred by any of the Companies during the period from 1 April 2001 to Completion in respect of any Excluded Businesses less any amount reimbursed in respect of such expenditure to the Companies during the period from 1 April 2001 to Completion shall be repaid to the Companies or form a reduction of Net Realisable Value at Completion at the latest.

6.9 The Sellers undertake to repay, on first demand by the Buyer made by 31 December 2006 at the latest accompanied by evidence that the relevant amount is due, any amount of taxes due in respect of the portion of charges ("quote part de frais et charges") and any other taxes not identified in Schedule 3.4.5 on the dividends distributed by the Company to the Buyer - which will initially be neutralised for tax purposes by virtue of the French tax group regime in respect of the Final Net Cash received by the Buyer in application of the Clause 3.4.5.

6.10 The Sellers undertake to indemnify the Buyer and the Companies for any Loss which they may suffer in respect of the sub-leases referred to in Clause 5.8.5.

7.     REPRESENTATIONS AND WARRANTIES OF THE BUYER

       The following representations and warranties are made by IFG and the Buyer at the Date of this Agreement and at Completion.

7.1    Capacity of IFG and the Buyer/IFG Shares

       7.1.1 IFG and the Buyer represent and warrant to, and agree with, the Sellers and the Non Family Shareholders as follows:

               (a) Each of IFG and the Buyer is a corporation duly organised, validly existing and in good standing under its laws of its jurisdiction of organisation and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified would have a material adverse effect on IFG or the Buyer. IFG and the Buyer have delivered to the Sellers and the Non Family Shareholders complete and correct copies of their certificates of incorporation and bylaws as amended;

               (b) as of the date hereof the authorised capital stock of IFG consists of 80,000,000 shares of common stock, par value $0.01 per share ("Common Stock"), and 20,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock"). At the close of business on 1st November 2001, 23,913,463 shares of Common Stock were issued; 22,410,863 shares of Common Stock were outstanding (1,502,600 of the issued shares of

                    Common Stock are held in treasury); and 250,000 shares of Preferred Stock designated Convertible Preferred Stock were outstanding;

               (c) each of IFG and the Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby (including the issuance of the IFG Shares), have been duly authorised by all necessary corporate action on the part of IFG and the Buyer. This Agreement has been duly executed and delivered by IFG and the Buyer and constitutes a valid and binding obligation of IFG and the Buyer enforceable against IFG and the Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought;

               (d) IFG has filed all required forms, reports and documents with the U.S. Securities and Exchange Commission (the "SEC") since 1 January 2001, each of which has complied in all material respects with all applicable requirements of the U.S. Securities Act of 1933, as amended (the "Securities Act"), and U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), each as in effect on the dates such forms, reports and documents were filed;

               (e) no filing, recording or registration with any court, governmental authority or regulatory agency is required to be obtained or made, and no authorisation, consent, approval, license, order, registration, qualification or decree is required from any court, governmental authority or regulatory agency, in connection with (i) the execution and delivery by IFG and the Buyer of this Agreement or the performance of their obligations hereunder or (ii) the offer, sale, and delivery of the IFG Shares in accordance with the terms of this Agreement, except, in either case, such as have been made or obtained and are in full force and effect, and except for such as would not reasonably be expected to have a material adverse effect on the ability of IFG or the Buyer to perform their obligations hereunder or to consummate the transaction contemplated hereby;

               (f) neither the execution and delivery of this Agreement by IFG and the Buyer nor the performance by IFG and the Buyer of their obligations hereunder has resulted in or will result in (i) any violation of any charter document of IFG or the Buyer or conflict with or result in breach of any of the terms or provisions of, or constitute a default or event of default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of IFG or the Buyer under, any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which IFG or the Buyer is a party or by which

                    IFG or the Buyer may be bound or to which any of its properties may be subject or (ii) any violation of any existing applicable law, rule, regulation, judgement, order or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over IFG or the Buyer or any of its properties, except, in either case, such as would not reasonably be expected to cause any material adverse change in the condition, financial or otherwise, or in the assets or operations of IFG or the Buyer;

               (g) the IFG Shares, when issued and delivered in accordance with the terms of this Agreement, will be duly authorised, legally and validly issued, fully paid and non-assessable and title to the IFG Shares will be transferred free of any liens or encumbrances other than those created or contemplated by this Agreement (and the holders thereof will not be subject to any personal liability in respect of the debts and obligations of IFG or the Buyer solely by reason only of being a holder thereof);

               (h) assuming the accuracy of the representations made by the Sellers in Clause 5.27, no registration under the Securities Act is required for the offer, sale and delivery of the IFG Shares by the Buyer to the Sellers and the Non Family Shareholders in accordance with the terms of this Agreement;

               (i) neither IFG nor the Buyer nor any of their "affiliates" (as such term is defined in Rule 405 under the Securities Act) or any person acting on behalf of any of them has engaged in any "directed selling efforts" (as such term is defined in Regulation S under the Securities Act ("Regulation S")) in the United States with respect to the offer, sale and delivery of the IFG Shares to the Sellers and the Non Family Shareholders in accordance with the terms of the Agreement; and

               (j) IFG has delivered to the Sellers and the Non Family Shareholders copies of its Form 10 (as amended), as filed with the SEC on or about August 7, 1998, its Forms 10-Q for the fiscal quarters ended 31 March 2001, 30 June 2001 and 30 September 2001, and its Form 10-K for the fiscal year ended December 31, 2000 (such Form 10 (as amended), Forms 10-Q and Form 10-K are referred to in this Clause as the "Disclosure Documents"). Except insofar as the transactions contemplated hereby are not reflected therein, (i) the Disclosure Documents comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, and (ii) the financial statements of IFG contained in the Disclosure Documents (a) were prepared in accordance with generally accepted accounting principles in the United States, (b) fairly present IFG's consolidated financial condition and consolidated results of operations as of their respective dates and for the periods then ended and (c) contain and reflect all adjustments and accruals necessary for a fair presentation of the IFG's consolidated financial condition as of their respective dates, subject to, in the case of unaudited financial statements, normal year-end audit adjustments. The Disclosure Documents, as of their respective dates, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein in the light of the circumstances under which they were made, not misleading.

7.2    Incorporation of IFG and the Buyer

       Each of IFG and the Buyer has been duly incorporated, validly exists, is fully entitled to own its assets and carry on its activity. Each of IFG and the Buyer is validly registered. Neither IFG nor the Buyer is subject to any reorganisation or liquidation proceedings and there are no grounds for making IFG or the Buyer subject to such proceedings. Likewise neither IFG nor the Buyer is, nor have they ever been the object of a petition seeking to declare their dissolution or their nullity.

7.3    IFG Shares and IFG Top-Up Shares

       7.3.1 The IFG Shares and IFG Top-Up Shares will be issued fully paid-up. They will be validly issued.

       7.3.2 The IFG Shares and IFG Top-Up Shares will be free from all Encumbrances subject to the transfer restrictions set out in Clauses 3.3.3, 3.6.7 and 3.7.6.

       7.3.3   IFG is and at Completion will be a listed company with NYSE.

7.4 The number of IFG Shares and IFG Top Up Shares to be issued will be subject to adjustment for stock splits, stock dividends, recapitalisations and similar corporate events occurring between the Date of the Agreement and the date of their issuance.

7.5    Reorganisation of the Companies

       7.5.1 In the event that the Buyer were to decide to reorganise the Companies prior to 31 December 2003, the Buyer undertakes as follows:

               (a) unless JCB resigns as President of the Company or is terminated as President by the Company for Good Cause, JCB will be allowed to continue to manage the Companies for the remainder of the Earn-Out Period in a way not less favourable to any material extent than his position as president of the Companies as defined in the terms of appointment set out in Schedule 4.1.6 (ii) and 4.1.7 (iii);

               (b) JCB will be given access to the accounting documents relating to the Companies for the purposes of verifying the calculation of the Earn-Out payments due under this Agreement;

               (c) in the event of a planned merger (fusion) of the Company and the Buyer during the Earn-Out Period, the Buyer shall consult the Sellers and ensure that the Sellers' interests in respect of the Earn-Out provisions of Clauses 3.8 and 3.9 are protected.

               7.5.2 In the event that the Buyer or IFG were to envisage the sale prior to 31 December 2003 of the Companies or any portion of the business of the Companies to an entity which is not controlled by IFG, the Buyer undertakes to involve JCB in the process of sale and allow him (i) to be aware of negotiations in this regard at an early stage and (ii) consult with JCB to ensure that his and the other Sellers' interests derived from this Agreement in the context of the contemplated transaction are protected.

               7.5.3 Notwithstanding any reorganisation or sale of the
                    Companies, IFG and the Buyer shall remain liable for all obligations towards the Sellers under this Agreement until such obligations are extinguished.

               7.5.4 The Buyer will procure that for the duration of the
                    Earn-Out Period the Company and Bourdais will remain societes par actions simplifiee and that there be no amendment of the clauses relating to the appointment, dismissal or terms of reference of the President in the articles of association or the relevant board decision of either company on the terms set out in Schedule 4.1.6 (ii) and 4.1.7 (iii).

7.6    Blocked Account

       The Buyer undertakes not to dispose of the monies placed in the Blocked Account for the duration of its obligations under Clause 3.8 or to give any pledge on the monies in the Blocked Account.

7.7    Co-operation

       During the Earn-Out Period, and in particular in the process of approving the budget, the Buyer and JCB shall consult with each other in good faith for purposes of maximising overall the interests of the Companies and IFG with due regard for the Sellers' interest in the Earn-Out. No Party to this Agreement shall pursue a course of conduct whose sole purpose is to harm either the interests of the Companies, the Buyer and IFG or the interests of the Sellers in the Earn-Out.

7.8    Accounting records

       The Buyer shall ensure that the accounting records of the Companies for periods following the date of Completion are kept in a manner allowing calculation of the Earn-Out payments. The current auditor of the Companies will be retained at least as co-auditor until the end of the Earn-Out Period.

7.9    Non-compete

       The Buyer undertakes for the duration of the Earn-Out Period not to carry out directly or indirectly, in France, any activity which competes with or could have the effect of competing with the Brokering and Advisory Business and the Property Management Business as they are operated at the Date of this Agreement, without prejudice to the fee-sharing arrangement the current version of which is set out in
       Schedule 7.9, any amendments to which will apply to Europe as a whole. Part B of Schedule 7.9 is a further explanation of the rules, originally written for the UK business. This does not form part of the agreed fee-sharing arrangements for Insignia's European business, but provides additional guidance on the way the rules are interpreted by the Chief Executive.

7.10   Names of Companies

       The Buyer undertakes for two years from Completion to retain Bourdais as an element of the brand and corporate name of the Companies as illustrated in Schedule 7.10 unless otherwise expressly agreed by JCB in the form of a prior written approval. Beyond that two-year period and for such time as any Earn-Out amounts are unpaid, the Buyer undertakes that the Bourdais name will only be discontinued as an element of the brand and corporate name of the Companies if the IFG Group adopts another name globally.

7.11   Key-Man Insurance

       The Buyer will subscribe to a key-man insurance policy on the life of JCB in an amount of USD 20 million to cover the period of five years from Completion. JCB undertakes to take any reasonable steps required to permit the Buyer to subscribe such insurance policy and to comply with the terms of the policy for its duration.

7.12 The Buyer undertakes to procure that the Companies will not terminate the service agreement ("contrat d'assistance") entered into with Engerand et Gardy and Cerip provided that such contract may be terminated every year with 3 months' notice by either party with no indemnity and that the services are provided at arms' length conditions. The Buyer also undertakes to procure that the sub-leases entered into with Excluded Businesses appearing in Schedule 5.8.5 be continued on their terms.

7.13 Exoneration and indemnification in favour of the Sellers concerning the Warrants

       Any amount due or received by the Buyer and/or the Companies in respect of the Warrants and the shares of the Company subscribed by the Warrant Holders and the relevant loans entered into by Bourdais and the Warrant Holders shall not be taken into account for the calculation of Valuation EBITDA or Net Cash (the amounts due by the Companies shall be added back) and no claim shall be made against the Sellers under this Agreement in respect of the Warrants and the shares of the Company subscribed by the Warrant Holders and the relevant loans entered into by Bourdais and the Warrant Holders.

       In particular, should the French Tax Authorities and/or URSSAF reassess the sums received by the Warrant Holders in respect of the Warrants and/or the shares of the Company subscribed by the Warrants Holders, in whole or in part as a salary, any amount due by the Companies in respect of such recharacterization shall not be taken into account for the calculation of Valuation EBITDA (the amounts shall be added back), and no claim shall be made against the Sellers under this Agreement and in particular under Clause 8.

7.14 In the event that prior to 31 December 2004 any of the Companies receives any amounts from a third party in respect of shareholdings in FNAIM exceeding FRF 22,000, the amount exceeding FRF 22,000, capped at FRF 172,000, shall be paid to the Sellers and the Non-Family Shareholders in the proportion set out in Schedule 3.2(a).

7.15 In respect of any litigation which is resolved without recourse for an amount less than the provision which has been booked in the French Completion Accounts, the Buyer will pay to the Sellers and to the Non-Family Shareholders in the proportion set out in Schedule 3.2(a), the difference between such amount and the relevant provision.



                          SECTION 3 - INDEMNIFICATION

8.     INDEMNIFICATION

8.1    Principle

       8.1.1 The Sellers undertake to indemnify the Buyer, or any of the Companies, against:

               (a) any Loss that the Companies or the Buyer may suffer by virtue of a reduction in the value of an item of assets or an increase in the value of an item of liabilities resulting from a liability not being accounted for or insufficient provision being made for it in the French Completion Accounts, as long as the cause or origin of this reduction in assets or increase in liabilities arises prior to the Last Accounting Date;

               (b) any Loss that the Companies or the Buyer may suffer as a result of any inaccuracy or omission in the representations and warranties contained in Clause 5 as long as the cause or origin of this inaccuracy or omission is prior to Completion, or of the non-performance by the Sellers of any of their obligations under this Agreement, provided that such Loss has not been indemnified in full by the provisions of Clause 8.1.1 (a) above;

               (c) any Loss which the Companies or the Buyer may suffer in respect of the Excluded Businesses or any other entities other than the Companies, FNAIM, Immob Aquitaine, SEM 92 and GIE Immostat, whether or not incorporated, in which any of the Companies have or have had an interest, provided that such Loss has not been indemnified in full by the provisions of Clause 8.1.1(a) or (b) above. Any disclosure in the Schedules will not limit this obligation and this obligation will not be subject to Clause 9.3;

               (d) any Loss which the Companies or the Buyer may suffer in respect of any of the litigation disclosed in Schedules
                    5.16.1 and 5.16.2, for the amount in excess of the provision made in respect of the relevant litigation in the French Completion Accounts provided that such Loss has not been indemnified in full by the provisions of Clause 8.1.1(a),
                    (b) or (c) above.

       8.1.2 The obligation to indemnify also includes to all events which occur between the Date of this Agreement and Completion and which have the effect of rendering the representations, warranties and undertakings contained in Section II incorrect or incomplete (unless disclosed in accordance with Clause 6.4.2 or stated expressly to be given at the Date of the Agreement) whether or not the

               Loss suffered could not be ascertained or was not ascertained until after Completion.

8.2    Net Loss

       8.2.1 The Sellers are only liable to indemnify the Net Loss. In this respect, the total indemnity under this Clause 8 will be calculated taking into account the following factors:

               (a) If the event which forms the basis of a request for an indemnity has given rise to the making of a provision in the French Completion Accounts or the amount has been taken into account in calculating the Final Net Cash or the Net Profit, the amount of the indemnifiable Loss will be reduced by the amount of the provision in the French Completion Accounts or in the calculation of the Final Net Cash and the Net Profit by the amount taken into account.

               (b) If the event gives rise to an indemnity payment or insurance indemnity by a third party to any of the Companies or to the Buyer, the amount of indemnifiable Loss shall be reduced by such payment. In the event that an indemnity payment in respect of a Loss is made to any of the Companies or to the Buyer after indemnification by the Sellers in respect of the event giving rise to the Loss, the Buyer shall procure that the amount of such indemnity be repaid to the Sellers in the proportion and to the extent of the indemnification payment made by them.

               (c) Any tax adjustment which has the sole effect of transferring an expense or an income from one financial year to another within one of the Companies and which does not entail an effective payment of Taxes will only be taken into account in respect of interest and late payment penalties with respect to the transfer of such expenditures or income.

               (d) Any Tax due by the Buyer or, if the indemnity is paid to the Companies, any Tax due by the relevant Company directly as a result of payment of the indemnity provided that the Sellers and the Buyer shall consult with a view to determining the entity to receive payment of the indemnity which best protects their respective interests.

               (e) The amount of any Loss will be reduced by any remedy proposed by JCB which has the effect of reducing the Loss, to the extent the Loss is actually reduced by this remedy.

               (f) Any material increase in non fixed assets or decrease in liabilities over that recorded in the Completion Balance Sheet, e.g. overprovision against an investment, which arose prior to the claim arising, would be set-off against the claim to the extent that the adjustment was recognised under US GAAP, related to the same category of item as that underlying the claim, and resulted in an identifiable benefit to IFG.

               (g) Any effective tax deduction directly resulting from a Loss, such as the recovery of VAT would be deemed a reduction in the amount of the claim. An increase in the tax losses of the Companies or the tax group to which the Companies belong shall be considered as an effective tax deduction only when the relevant tax losses can be utilised.

               (h)  Any Loss may only be indemnified once under this Agreement.

               (i) No indemnification shall be due by the Sellers in respect of any Loss which would not have arisen but for some act, omission, transaction or arrangement carried out after Completion by the Buyer and/or the Companies (unless required by law or in reasonable business management of the Companies) and the Buyer was reasonably aware that such act, omission, transaction or arrangement would give rise to a Loss.

               (j) The amount of any indemnifiable Loss shall be pro rata to the percentage of shareholding of the Buyer, the Company or Bourdais at Completion in the entity having suffered the Loss.

               (k) In the event that the Buyer or any of the Buyer's affiliates are restricted in their rights to conduct business outside of France by virtue of an undisclosed Material Contract, the Buyer shall have the right to rescind this Agreement in addition to any other remedy.

8.3    Information

       8.3.1 In order to ensure the Buyer's full and complete information, the Sellers have delivered to the Buyer and its advisors the documents and information listed in Schedule 8.3.1, such documents and information contain legal, financial, accounting and commercial data.

       8.3.2 It has been expressly agreed between the Parties that the representations and warranties of the Buyer in this Agreement will have no effect on the scope of the representations and warranties of the Sellers contained in Clause 5 and on the effectiveness of the indemnification procedures contained in this Agreement. Only the information contained in this Agreement or in its Schedules attached (as such Schedules exist of the Date of this Agreement or are updated in accordance with Clause 6.4.2) may release the Sellers from their liability pursuant to Clause 8, provided that any information contained in the Schedules may only limit the Sellers' liability under this Agreement if the matter disclosed in any Schedules is clearly and fully identifiable.

9.     FLOOR, THRESHOLD AND CEILING

9.1    Floor

       The Sellers will only be liable to indemnify under Clause 8 if an individual indemnifiable Loss in accordance with Clause 8.2 under this Agreement exceeds the sum of FRF 50,000, provided that any Losses resulting from a breach of Clauses 5.10.1 or 5.10.2 shall be considered as an individual Loss.

9.2    Threshold

       9.2.1 The Sellers will only be liable to indemnify under Clause 8 if the cumulative total of indemnifiable Loss calculated in accordance with Clause 8.2 under this Agreement exceeds the sum of FRF 1,000,000, with the exception of any Loss referred to Clause 8.1.1(d) which will be indemnified in full.

       9.2.2 Notwithstanding the above as regards any indemnifiable Loss as calculated in accordance with Clause 8.2 arising from valuations carried out by Bourdais Expertises SA there will be an annual threshold of FRF 1,000,000.

9.3    Ceiling

       Except in case of fraudulent conduct or intentional fault (fraude, dol ou faute intentionnelle) the total indemnity for which the Sellers may be liable under the Agreement shall not exceed 70% of the Purchase Price actually paid to the Sellers (including the value of the IFG Shares) pursuant to Clause 3 including the Top-Up Payment 1 and the Top-Up Payment 2 and any Earn-Out payments which are due but excluding any amounts paid in respect of the Net Cash and the Net Profit.

9.4    Calculations of floor, threshold and ceiling

       9.4.1   The amount of a non-indemnifiable Loss in application of Clause
               9.1 will not be taken into account for the calculation of the threshold and the ceiling referred to above.

       9.4.2 The amount of any indemnifiable Loss or series of Losses having a cause and/or origin and/or factual basis which is the same or similar will be considered as one and the same Loss indemnifiable for the purpose of Clauses 9.1 and 9.2.

       9.4.3 As soon as the relevant amount of a floor or a threshold is reached, the obligation of the Sellers to indemnify shall apply to the total amount of the indemnifiable Loss from the first franc.

9.5    Exceptions

       The floor, threshold and ceiling in this Clause 9 will not apply in the case of fraudulent conduct or intentional fault (fraude, dol ou faute intentionnelle) of the Sellers.

10.    DURATION OF INDEMNIFICATION

       10.1 Claims for indemnification pursuant to this Agreement in respect of Taxes must be received before the expiry of a period equal to the relevant statutory limitation period applicable to Taxes plus three (3) months.

       10.2 Any other claims for indemnification pursuant to this Agreement must be received before 31 December 2003 except for a claim based on Clause 9.5 which must be received by 31 December 2006.

       10.3 The Buyer shall not lose its right to indemnification at the expiry of the statutory limitation periods referred to above as long as the requests pursuant to this Agreement

               (or the events which may give rise to a claim for indemnification) are notified before the expiry of such periods.

11.    NOTIFICATION PROCEDURE AND PAYMENT OF THE INDEMNITY

11.1   Principle

       11.1.1 Except as set forth in Clause 11.2.1, any event capable of giving rise to an obligation to indemnify in accordance with this Agreement must be notified in writing by the Buyer to the Sellers within two months of the Buyer becoming aware of the event, specifying and to the extent possible evidencing the reasons for which the Buyer claims indemnification from the Sellers as well as the sum of the indemnifiable Loss incurred, if determinable.

       11.1.2 The Buyer will send notice to the Sellers of the amount due in application of this Agreement (the "Payment Notice") once the Loss is quantifiable or in the case of a Loss arising from a third party claim, once the amount claimed is due by the relevant Company.

       11.1.3 Except in the event that written objection is sent by the Sellers to the Buyer within 30 Days of the receipt by the Sellers of the Payment Notice, the indemnification claimed shall be considered due and shall give rise to interest accruing after the date of receipt by the Sellers of the Payment Notice (the interest being payable at the same time as the indemnity). The relevant interest rate shall be the EURIBOR one month rate as published by Telerate Page 20041 at 11am (Paris time) at the date of receipt of the Payment Notice, such interest rate to be calculated on a monthly basis according to the EURIBOR one month as published the first day of each month after such date.

       11.1.4 If on the contrary, the Sellers notify an objection to the Buyer in the time-limits set out above, the dispute shall be settled pursuant to Clause 14.11. It is understood that in the event the Buyer finally receives an indemnity, it will carry interest as from the date of receipt of the Payment Notice by the Sellers (the interest being payable at the same time as the indemnity). The relevant interest rate shall be the interest pursuant to Clause 11.1.3 above.

11.2   Third party claims

       11.2.1 In the event of any legal or administrative action filed by a third party against the Companies as well as of a tax reassessment conducted against the Companies, which would give rise to a request by the Buyer to the Sellers, the Buyer shall give written notice to the Sellers as soon as such action is known by the Buyer in order to determine what action the Sellers intend to take in respect of the conduct of the relevant legal action. It is expressly understood that any delay by the Buyer in informing the Sellers will only give rise to the payment of damages to the Sellers in an amount equal to the loss suffered by the latter.

       11.2.2 In the event the Sellers do not inform the Buyer in writing of their intentions in respect of the conduct of the legal action referred to above within twenty (20) Days of receipt of the notification referred to above, the Sellers shall be deemed to have decided not to take part in the defence of the Companies against the third party claim.

       11.2.3 It is expressly agreed that the Buyer shall be authorised to commence any urgent action with a view to defending the Companies' interests without consulting the Sellers, if the Sellers' advice cannot be reasonably obtained considering the nature of the legal action to be conducted and/or the time-limits for response set out by the third party.

       11.2.4 In the event of a disagreement on the strategy to be implemented, or if the Sellers choose not to take part in the defence of the Companies, the Companies will keep the ultimate management of their defence.

       11.2.5 Any settlements (transactions) entered into in respect of an indemnifiable Loss shall take into account the best interests of the relevant Company and not the interests of the Parties hereto.

11.3   Payment of indemnity

       The payment of any sums due (creance certaine, liquide et exigible) from the Sellers to the Buyer pursuant to its obligation to indemnify contained in this Agreement will be settled, at the Buyer's choice, either by set-off together with all sums the Buyer owes (creance certaine, liquide et exigible) to the Sellers or by an effective payment by the Sellers to the Buyer or to the Companies.

11.4   Beneficiary of indemnification

       11.4.1 The obligation to indemnify shall benefit the Buyer as well as any legal entity which replaces it in accordance with Clause 14 in order to purchase the Shares and all assignee entities benefiting from such rights (ayants-droit a titre particulier ou universel), and in particular all companies which obtain such rights in the context of a merger or in case of a transfer of all or part of the Shares, in favour of all successive transferees, individuals or legal entities.

       11.4.2 The obligation to indemnify shall remain in force in the case of any winding up, absorption, contribution or disposal of all or any assets of the Companies.

12.    GUARANTEE FOR THE OBLIGATIONS OF THE SELLERS

       As a guarantee for the performance of the obligations and undertakings of the Sellers pursuant to this Agreement, the Sellers shall on Completion place the IFG Shares in escrow pursuant to the Escrow Agreement.

13.    EXEMPTIONS
13.1 With the exception of the representations expressly stated to be given to the Sellers' Knowledge, the Sellers cannot be released from any of their obligations pursuant to this Agreement by arguing their ignorance of the relevant facts.

13.2 The investigations conducted by the Buyer or by its representatives or advisors or by any company whatsoever within the group of the Buyer in respect of the Companies and/or their activities (whether performed by means of visits to the premises, interviews or the examination of documents) during the preparation, negotiation or pursuant to this Agreement shall not exempt the Sellers from their obligations pursuant to this Agreement unless expressly stated otherwise in this Agreement.



                           SECTION 4 - MISCELLANEOUS

14.    MISCELLANEOUS

14.1   IFG guarantee - Transfer and Survival of Representations and Warranties

       14.1.1 IFG is jointly and severally liable for the performance by the Buyer of all obligations borne by the Buyer for the benefit of the Sellers pursuant to this Agreement.

       14.1.2 The Buyer may transfer the benefit of Sections II and III of this Agreement to any transferee of all or part of the Shares provided that such transferee is either (i) an entity controlled by IFG or
               (ii) an institutional investor or a reputed player on the real property market on the sole condition that the Buyer informs the Sellers.

       14.1.3 The provisions of Sections II and III will remain in force even though the Company/Companies or the assets thereof are assigned or transferred by a Company or the Buyer after Completion, in particular if the Buyer or a Company as part of the transfer gives to the transferee of shares in any of the Companies (or of its assets) representations, warranties or undertakings.

14.2   Sellers' Attorney

               (a) For the purposes of this Agreement, the Sellers hereby appoint JCB as their representative (the "SELLERS' ATTORNEY") who shall, in their name and on their behalf, take any action, sign any documents required in respect of the transactions set forth in this Agreement, receive any notices and make any declarations required pursuant to this Agreement, or as a consequence thereof.

               (b) More particularly, the Sellers hereby appoint JCB as their representative to act on their behalf (i) to negotiate and agree any variation to any of the terms and conditions of this Agreement in his entire discretion, including but not limited to the Earn-Out, (ii) to amend and/or waive any of the Conditions Precedent referred to in Clauses 4.1.15 to 4.1.19, (iii) to negotiate and settle in respect of any dispute relating to the Earn-Out, the Top-Up Payment 1, the Top-Up Payment 2, the Final Net Cash and the Net Profit and
                    (iv) to determine any dispute in relation to this Agreement as he thinks fit including by way of amendment and/or waiver of the terms and conditions of this Agreement. Consequently, any notice received from JCB by the Buyer and/or any expert appointed in connection with the transactions related in this Agreement, and any agreement reached between JCB and the Buyer and/or any expert appointed in respect of any matters related to this Agreement, shall be made as Sellers' Attorney and shall be final and binding on all the Sellers without recourse. This power of attorney is irrevocable, subject to the provisions of paragraph (c) below even in the case of death or liquidation of any of the Sellers.

               (c) Should JCB hereby appointed, be unable to perform his duties or be unwilling to remain as the Sellers' Attorney, for any reason whatsoever, he shall so notify the Buyer and the Sellers and the Sellers shall appoint one of themselves at the latest within thirty (30) days following the date at which notice of the inability or the refusal of JCB to perform his duties is sent to the Sellers. Failing the appointment of a new attorney within the 30-day period mentioned above, such attorney shall be appointed by the President of the Commercial Court of Paris ruling in summary form, his order not being challengeable in appeal.

14.3   Entire Agreement

       14.3.1 This Agreement represents the entire agreement between the Parties as do the provisions of the recitals and the Schedules attached.

       14.3.2 This Agreement supersedes and replaces the share purchase agreement signed by IFG and certain Sellers on 24 August 2001, and all letters of intent, agreements or other arrangements between the Parties entered into prior to the Date of this Agreement, except for the confidentiality agreement signed in March 2001 which will remain in force but shall lapse on Completion if Completion occurs.

14.4   Amendments

       The Parties agree that the Agreement shall be amended only in writing, such amendment to be signed by the Parties or by their duly authorised representatives. Neither Party will be deemed to have waived a right unless expressly specified in this Agreement.

14.5   Confidentiality

       This Agreement is confidential between the Parties. Consequently, the Parties agree to keep this Agreement confidential and more generally not to disclose any information directly or indirectly in relation to this Agreement, unless the disclosure is required by law or by regulations or in order to preserve its rights. In particular, any information obtained by the Buyer under Clause 6.5 shall be treated as confidential by the Buyer.

14.6   Announcements

       14.6.1 No announcement or press release in respect of this Agreement or as to the contents of this Agreement will be issued without prior mutual written consent between the Buyer and the Sellers, which consent is not to be unreasonably withheld.

       14.6.2 If the announcement or the press release is required by law, the consent from the other Party shall not be required, it being understood that the existence of said requirement shall be notified to the other Party within a reasonable time and the content of such announcement or press release shall be discussed by reference to this Clause 14.6.

       14.6.3 The Sellers acknowledge that IFG as a matter of US law is obligated to issue a press release pursuant to SEC regulation or other regulatory obligations.

14.7   Notices

       14.7.1 All notices required in respect to this Agreement or to the related operations shall be either delivered by hand personally with acknowledgement of receipt or sent by registered mail or special mail; the notice may be faxed on the condition that a confirmatory hard copy is sent by registered mail with acknowledgement of receipt or by special mail (at the latest one Day after the fax).

       14.7.2 All notices shall be addressed to the parties at the following addresses:

               (a) To the Buyer : Insignia France SARL, 112 Avenue Kleber 75116
                   Paris with a copy to General Counsel (currently Adam B. Gilbert, fax n(degree) 00 1 212 984 66 55 ) and Chief Executive Europe (currently Alan C. Froggatt fax n(degree) 00 44 (0) 20 7493 1503).

               (b) To the Sellers : JCB, 82 rue de Longchamp, 92200
                   Neuilly-sur-Seine, with a copy to Oliver Bourdais, 82 rue de Longchamp, 92200 Neuilly-sur-Seine.

                   Fax n(degree): 01 47 47 26 31,

                   e-mail      :jcbourdais@hotmail.com;
                                -----------------------

                               :olivier.bourdais@easyburo.com.
                                ------------------------------

       14.7.3 The Buyer and the Sellers will be authorised to amend at any time their relevant address, addressee or fax number above subject to informing the other Party in accordance with this Clause 14.7.

14.8   Costs and Expenses

       14.8.1 Any registration and stamp duties payable on Completion shall be borne by the Buyer.

       14.8.2 Each Party shall bear the fees, costs and commissions of its own legal advisers and agents.

14.9   Severability

       14.9.1 If, for any reason whatsoever, any provisions of this Agreement are declared null or void, the Parties agree to enter into talks in order to amend such provisions in such a way that the Agreement may continue without interruption.

       14.9.2 The introduction in France of the European Single Currency shall not affect in any way the terms and conditions of this Agreement except for the figures expressed in French Francs which shall be automatically converted at the end of the transition period in respect of the introduction of such currency. Consequently, such introduction shall not confer on anyone either an exemption or discharge of liability in respect of the performance of this Agreement nor shall it confer the right to amend or terminate unilaterally this Agreement. In case of conversion of the share capital of the Company into Euro, such conversion will be carried out through a capital decrease.

14.10  Execution and delivery of documents

       14.10.1 The Parties agree to provide each other with any information as well as execute and provide any documents required for the performance of this Agreement.

14.11  APPLICABLE LAW AND SETTLEMENT OF DISPUTES

       14.11.1 THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH FRENCH LAW.

       14.11.2 IT SHALL BE SUBJECT TO THE SOLE JURISDICTION OF THE COMMERCIAL COURT OF PARIS TO WHOSE SOLE JURISDICTION THE PARTIES SHALL SUBMIT THEIR CLAIMS IN RESPECT OF THIS AGREEMENT AND THE RELATED OPERATIONS.

14.12  Recitals

       The Recitals to the Agreement form an entire part of the Agreement.

Executed on 16 December 2001

in 15 originals







/s/ Monsieur Jean Claude Bourdais               /s/ Alan C. Froggatt
-----------------------------------------       ------------------------------
The Sellers                                     Insignia Financial Group, Inc.

By: Monsieur Jean Claude Bourdais               By: Alan C. Froggatt

                                                Title: Vice President



/s/ Alan C. Froggatt
---------------------------------------------------
Insignia France SARL

By: Alan C. Froggatt

Title: Gerant